Exhibit 10.1

OFFICE

LEASE AGREEMENT

LANDLORD:	SHIGO 10 PO OWNER LLC
TENANT:	ALBIREO PHARMA, INC.
BUILDING ADDRESS:	10 POST OFFICE SQUARE, BOSTON, MA

SUBMISSION -- NOT AN OPTION

THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND NEGOTIATION DOES NOT CONSTITUTE AN OFFER TO LEASE, A RESERVATION OF THE PREMISES, OR AN OPTION FOR LEASE OF THE PREMISES.  THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND NEGOTIATION SHALL VEST NO RIGHTS IN ANY PARTY.  THIS LEASE SHALL BECOME EFFECTIVE ONLY UPON EXECUTION AND DELIVERY THEREOF BY LANDLORD AND TENANT, REGARDLESS OF ANY WRITTEN OR VERBAL REPRESENTATION OF ANY AGENT, MANAGER, OR EMPLOYEE OF LANDLORD TO THE CONTRARY.

THIS OFFICE LEASE AGREEMENT (this “Lease”) is entered into by and between Landlord and Tenant as of the Effective Date.  The parties to this instrument hereby agree as follows:

SECTION 1.BASIC DATA.

As further supplemented in the balance of this Lease and its Exhibits, this Basic Data sets forth the basic terms of this Lease and, where appropriate, constitutes definitions of certain terms used in this Lease.

Effective Date:	February 7, 2017

Landlord:	SHIGO 10 PO Owner LLC,

a Delaware limited liability company

Tenant:	Albireo Pharma, Inc.,

a Delaware corporation

Building:	The building commonly known and numbered as 10 Post Office Square, Boston, MA.

Land:	The parcel of land on which the Building is located as further described in the legal description (the “Legal Description”) attached hereto as Exhibit A.

Property:	The Building and the Land.

Premises:

Approximately 5,116 rentable square feet located on the fifth (5th) floor of the South Tower of the Building and substantially as shown on the plan of premises (the “Plan of Premises”) attached hereto as Exhibit B.

Permitted Use:	General office use and no other use or purpose.

Term:

The period commencing on the later of (x) the Target Date (as hereinafter defined), or (y) the date upon which Landlord’s Work (as hereinafter defined) is Substantially Complete (as hereinafter defined) and possession of the Premises is delivered to Tenant (the “Commencement Date”) and ending approximately sixty-two (62) months thereafter (the “Expiration Date”), unless terminated or extended as provided herein. The “Term” shall include any Extension Term (as hereinafter defined) with respect to which Tenant properly exercises the Extension Option (as hereinafter defined).

Lease Year:

With respect to the 1st Lease Year, the period commencing on the Commencement Date, and ending at midnight twelve (12) full calendar months after the end of the Rent Abatement Period (as hereinafter defined); provided, however, that if the Rent Abatement Period does not end on the last day of a calendar month, then the 1st Lease Year shall be extended to include the partial month following the end of the Rent Abatement Period so that the 1st Lease Year shall expire on the last day of the twelfth (12th) full calendar month following the month in which the Rent Abatement Period ends, and the Term shall be similarly extended.  With respect to the 2nd and succeeding Lease Years, periods of twelve (12) full calendar months following the expiration of the 1st Lease Year.

Base Rent:	The Base Rent during the Term is as follows:

Period	Annual Rent (Based on 12 months)	Monthly Rent	Per Sq. Ft. Rent
Commencement Date – Month 14 (1st Lease Year)	* $251,963.00	* $20,996.92	* $49.25
Month 15 – Month 26 (2nd Lease Year)	$257,079.00	$21,423.25	$50.25
Month 27 – Month 38 (3rd Lease Year)	$262,195.00	$21,849.58	$51.25
Month 39 – Month 50 (4th Lease Year)	$267,311.00	$22,275.92	$52.25
Month 51 – Month 62 (5th Lease Year)	$272,427.00	$22,702.25	$53.25

* Notwithstanding the foregoing Base Rent schedule or any contrary provision of this Lease, but subject to the terms of Section 6.1, Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during the first two (2) months of the Term.

Base Tax Year:	Fiscal Year 2018 (i.e., July 1, 2017 – June 30, 2018)

Tenant’s Share

of Tax Increases:

1.96%, which is a fraction, the numerator of which shall mean the rentable area of the Premises and the denominator of which shall mean the rentable area of the South Tower of the Building, which measures 260,546 rentable square feet, as adjusted by Landlord from time to time due to an actual change in the physical size of the Premises or the South Tower of the Building

Base Expense Year:	Calendar Year 2017 (i.e., January 1, 2017 – December 31, 2017)

Tenant’s Share of

Expense Increases:

1.96%, which is a fraction, the numerator of which shall mean the rentable area of the Premises and the denominator of which shall mean the rentable area of the South Tower of the Building, which measures 260,546 rentable square feet, as adjusted by Landlord from time to time due to an actual change in the physical size of the Premises or the South Tower of the Building

Security Deposit:	$87,398.00 (Subject to Section 26.2)

Guarantor:	None

Broker(s):	Jones Lang LaSalle (representing Landlord exclusively) and Avison Young (representing Tenant exclusively).

Exhibits:

Exhibit A	Legal Description
Exhibit B	Plan of Premises
Exhibit C	Work Letter
Exhibit D	Concept Plan
Exhibit E	Building Finish Specifications
Exhibit F	Form of Commencement Agreement

SECTION 2.PREMISES and COMMON AREAS.

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises subject to all encumbrances of record.

Landlord hereby grants to Tenant during the Term, a license to use, in common with the others entitled to such use, the Common Areas as they from time to time exist, subject to the rights, powers and privileges herein reserved to Landlord.  The term “Common Areas” as used herein will include all areas and facilities located outside the Premises on the Property that are provided and designated by Landlord for the general non-exclusive use and convenience of Tenant and other tenants.  Common Areas include but are not limited to any hallways, lobbies, stairways, elevators, pedestrian sidewalks, landscaped areas, loading areas, parking areas (if any) and Building amenities (including, but not limited to, shared gym/fitness facilities, lounge areas, conference rooms and the like).

Landlord reserves all rights of ownership of the Property and use of the Property outside the Premises except that at all times during the Term Tenant shall have a reasonable means of access to the Premises.  Without limiting the foregoing reservation of rights by Landlord, it is understood that, Landlord in its sole discretion shall have the right to change, add, relocate, and eliminate facilities structures and improvements in and to the Building and Property, to permit the use of or lease all or part thereof for exhibition and displays, and to sell, lease, or dedicate all or part thereof to public use and to install conduits, wires, pipes and cables in the Property outside the Premises.  In addition, provided such installation will not have any material adverse impact on Tenant, Landlord shall have the right to install conduits, wires, pipes and cables in the Premises which serve areas outside the Premises; provided, however, that Landlord shall (to the extent feasible) make all such installations above the ceiling, below the floor, or within the walls or shafts.

SECTION 3.CONDITION OF PREMISES; INITIAL IMPROVEMENTS TO PREMISES.

Except for Landlord’s Work, and subject to the representations and warranties set forth below and Landlord’s ongoing repair and maintenance obligations hereunder, Tenant shall accept the Premises in “AS IS, WHERE IS, WITH ALL FAULTS” condition, and without any representations or warranties by Landlord to Tenant as to the condition of the Premises, the Building, the Property, or the suitability thereof for Tenant’s use.

Landlord represents and warrants to Tenant that Landlord’s Work shall be performed in a good and workmanlike manner and in compliance with all applicable laws.  Landlord represents and warrants to Tenant that, as of the Effective Date, (a) the Building’s exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams (collectively, “Building Structure”) and (b) the Building’s mechanical, electrical, plumbing, heating, ventilation and air conditioning (“HVAC”), telecommunication, life safety, security and other common service systems of the Building (collectively, the “Building Systems”) are in good order, condition and repair, and Landlord shall maintain the same as set forth herein throughout the Term.

3.1Landlord’s Work.

(A)Work Letter; Concept Plan.  Landlord, at Landlord’s sole cost and expense, shall perform the work (“Landlord’s Work”) set forth in the work letter (the “Work Letter”) attached hereto as Exhibit C in order to deliver the Premises in accordance with the concept plan (the “Concept Plan”) prepared by Dyer Brown Architects, dated January 11, 2017, consisting of one (1) page, attached hereto as Exhibit D.

(B)Building Standard.  Landlord shall perform Landlord’s Work in the manner and with the materials selected by Landlord as the standard for the Building subject to availability and Landlord’s right to select alternative types, models, brands, grades, designs, manufacturers and suppliers from time to time as the standard for the Building (“Building Standard”), provided such alternative types, models, brands, grades, designs, manufacturers and suppliers are of similar quality and utility.  The building finish specifications (the “Building Finish Specifications”) attached hereto as Exhibit E shall be deemed Building Standard for purposes of this Lease.  If Tenant has not already done so, Tenant agrees to make its finish selections for Landlord’s Work from the Building Finish Specifications within two (2) Business Days (as hereinafter defined) after the Effective Date of this Lease. Tenant’s failure to make its finish selections for Landlord’s Work from the Building Finish Specifications within two (2) Business Days after the Effective Date of this Lease shall be deemed a Tenant Delay (as hereinafter defined) without the need for further notice from Landlord.  Any Tenant Delay shall be subject to the consequences described in Section 3.1(G) below.

(C)Substantial Completion of Landlord’s Work.  Landlord’s Work shall be deemed “Substantially Complete” when Landlord’s construction representative and Tenant’s construction representative confirm that Landlord’s Work has been completed in accordance with the Work Letter and the Concept Plan, subject only to minor incomplete items that do not prevent or interfere with Tenant lawfully occupying the entire Premises for the Permitted Use (the “Punchlist Items”).  Subject to delays due to events of Force Majeure (as hereinafter defined), Extra Work (as hereinafter defined), and Tenant Delay, Landlord shall use commercially reasonable efforts to Substantially Complete Landlord’s Work on or before March 1, 2017 (the “Target Date”), but Tenant shall have no claim against Landlord for failure to complete Landlord’s Work by such date.  Notwithstanding the foregoing, in the event Landlord fails to deliver the Premises with Landlord’s Work Substantially Complete on or before April 1, 2017 (except for delays due to events of Force Majeure, Extra Work, or Tenant Delay), then Landlord shall provide Tenant with a credit of one (1) day’s Base Rent for each day after April 1, 2017 until Landlord delivers the Premises with Landlord’s Work Substantially Complete.  The foregoing credit shall be applied on a day-for-day basis beginning immediately after the Rent Abatement Period and shall be in addition to the Rent Abatement (as hereinafter defined).

(D)Extra Work.  If (1) Tenant wants to make any changes to the Work Letter attached hereto as Exhibit C, (2) Tenant wants to make any changes to the Concept Plan attached hereto as Exhibit D, or (3) Tenant wants Landlord to perform or supply any non-Building Standard work, installations, materials or finishes not reflected on either the Work Letter attached hereto as Exhibit C or the Concept Plan attached hereto as Exhibit D (each, “Extra Work”), Tenant (at Tenant’s sole cost and expense) shall submit to Landlord all information, plans and specifications necessary for Landlord to review the Extra Work (the “Change Request”), the approval of which Landlord agrees not to unreasonably withhold, condition or delay; provided, however, that Tenant shall be responsible for any net increased cost resulting from any approved Change Request and any Change Request shall subject to the terms and conditions of this Section 3.1(D).  Prior to commencing any Extra Work related to the approved Change Request, Landlord shall submit to Tenant a proposed change order therefor (the “Change Order”), in the standard form then in use by Landlord, which Change Order shall set forth Landlord’s good faith estimate of (a) the net additional cost of such Extra Work (taking into account any cost savings realized) and (b) the net additional time necessary to complete such Extra Work (taking into account any time savings realized).  If acceptable to Tenant, Tenant shall execute and deliver to Landlord the Change Order, along with payment for one-half of the net additional cost of the Extra Work estimated by Landlord.  Tenant shall pay the balance of the net additional cost of the Extra Work estimated by Landlord (which balance shall be adjusted up or down as necessary to reflect the actual cost of the Extra Work) upon Substantial Completion of Landlord’s Work (including, for clarity, the Extra Work).  Costs related to approved Change Requests and Change Orders shall include, without limitation, Landlord’s reasonable architectural and design fees, a reasonable construction management fee, and a reasonable general contractor’s price for effecting the change.  If Tenant fails to execute and deliver to Landlord the Change Order, along with payment for one-half of the net additional cost of the Extra Work estimated by Landlord, then Landlord shall not be obligated to do any additional work related to the approved Change Request and/or Change Order, and Landlord may proceed to perform only Landlord’s Work, as specified in the Work Letter attached hereto as Exhibit C and the Concept Plan attached hereto as Exhibit D.

(E)Consequences of Extra Work.  Notwithstanding anything contained herein or elsewhere in this Lease to the contrary, if there is any net increase in Landlord’s cost for Landlord’s Work as a result of the Extra Work or if Landlord is delayed in Substantial Completion of Landlord’s Work as a result of the Extra Work, and such delay would not have occurred but for the Extra Work, then (1) Tenant shall be responsible for the net increase in Landlord’s cost for Landlord’s Work, and (2) the Commencement Date shall be deemed to be the date on which Landlord’s Work would have been Substantially Complete but for the Extra Work, provided that the Commencement Date shall not occur earlier than the Target Date.

(F)Tenant Delay.  A “Tenant Delay” shall be defined as any act or omission by Tenant or Tenant’s agents, employees, contractors, servants, licensees and invitees (“Tenant’s Agents”) which causes an actual delay in the performance of Landlord’s Work (including, without limitation, Tenant’s failure to comply with any of the delivery dates or approval dates required relative to the design, planning and selection of finishes for Landlord’s Work).

(G)Consequences of Tenant Delay.  Notwithstanding anything contained herein or elsewhere in this Lease to the contrary, if there is any net increase in Landlord’s cost for Landlord’s Work as a result of a Tenant Delay or if Landlord is delayed in Substantial Completion of Landlord’s Work as a result of a Tenant Delay, and such delay would not have occurred but for the Tenant Delay, then (1) Tenant shall be responsible for the net increase in Landlord’s cost for Landlord’s Work, and (2) the Commencement Date shall be deemed to be the date on which Landlord’s Work would have been Substantially Complete but for the Tenant Delay, provided that the Commencement Date shall not occur earlier than the Target Date.

(H)Punchlist Items.  Promptly following delivery of the Premises to Tenant with Landlord’s Work with respect thereto Substantially Complete, Landlord, Tenant and their respective construction representatives shall inspect the Premises and prepare a list (the “Punchlist”) of the Punchlist Items.  Subject to delays due to events of Force Majeure, Extra Work, and Tenant Delay, Landlord shall use commercially reasonable efforts to complete all Punchlist Items within sixty (60) days of the date of the Punchlist, but Tenant shall have no claim against Landlord for failure to complete the Punchlist Items by such date.

3.2Tenant’s Systems.  Landlord agrees to allow Tenant access to the Premises (at the sole risk of Tenant and without liability to Landlord) at least seven (7) days prior to the Commencement Date for the sole purpose of installing (A) Tenant’s voice, data, Internet, audio-visual, security, and access systems, and the related wiring within the Building necessary for the operation thereof (“Tenant’s Communications Systems”) and (B) Tenant’s furniture systems (“Tenant’s Furniture Systems”) ((A) and (B) collectively, “Tenant’s Systems”).  Such access shall be subject to all of the terms, covenants and conditions of this Lease (including, without limitation, the insurance provisions of this Lease), except that Tenant shall not be required to pay Base Rent and Additional Rent with respect to the period of time prior to the Commencement Date; provided, however, that Tenant shall be liable for the cost of electricity provided to Tenant during the period of Tenant’s possession prior to the Commencement Date in accordance with, and subject to the terms, covenants and conditions of, Section 10 of this Lease.  Tenant acknowledges and agrees that the design plans and specifications for Tenant’s Systems (including the locations and connections of Tenant’s Communications Systems from within the Premises to the Building risers, conduits and systems) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall provide Landlord with reasonable prior written notice of any construction work relating to Tenant’s Systems that involves any Building Systems (as hereinafter defined), and all such work shall be coordinated with Landlord and subject to Landlord supervision.  Landlord and Tenant shall each take commercially reasonable measures to ensure that Landlord’s contractors and Tenant’s contractors cooperate in commercially reasonable ways with each other to avoid any delay in either Landlord’s Work or Tenant’s work or any conflict with the performance of either Landlord’s Work or Tenant’s work, Tenant acknowledging, however, that in the case of conflict that is not reasonably avoidable, the performance of Landlord’s Work shall have priority.

3.3Quality and Performance of Work. All work performed by Tenant under this Lease, whether constituting part of Tenant’s Systems or Alterations (as hereinafter defined), shall be done in a good and workmanlike manner, by contractors reasonably approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and in compliance with all applicable laws, Rules and Regulations, and other provisions (including, without limitation, insurance provisions) of this Lease.  All work shall be coordinated with any work being performed by or for Landlord, and in such a manner as to maintain harmonious labor relations.

3.4Notices Relating to Tenant’s Systems.  Notwithstanding the notice provisions contained in Section 29 of this Lease, Landlord and Tenant acknowledge and agree that any written notices relating to Tenant’s Systems may be sent via email as follows:

If to Landlord, then to Landlord’s construction representative:  Kevin Kiley, kkiley@synergy-inv.com

If to Tenant, then to Tenant’s construction representative:  Tom Shea, tom.shea@albireopharma.com

SECTION 4.TERM; FORM OF COMMENCEMENT AGREEMENT.

The Term shall be as set forth in Section 1 above.  When the Commencement Date and the Expiration Date have been confirmed in accordance with the provisions set forth in this Lease, the parties hereto shall execute a commencement agreement (“Commencement Agreement”), in the form of Exhibit F attached hereto, setting forth such dates and said instrument shall be deemed a supplement to and part of this Lease.  Failure by either party to enter into the Commencement Agreement shall have no effect on such dates.

SECTION 5.USE.

Tenant shall use the Premises for the Permitted Use as set forth in Section 1 above. Tenant shall not use or occupy, or permit the use or occupancy of, the Premises or any part thereof for any use other than the use specifically set forth above, or in any illegal manner, or in any other manner that, in Landlord’s reasonable judgment, would adversely affect or interfere with any services required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, or with the proper and economical rendition of any such service, or with the use and enjoyment of any part of the Building by any other tenant or occupant.

SECTION 6.BASE RENT AND ADDITIONAL RENT.

6.1Payment of Base Rent and Additional Rent.

Subject to the Rent Abatement Period set forth below, Tenant shall pay the Base Rent set forth in Section 1 above in equal installments of one-twelfth (1/12) of the annual Base Rent in advance on the first day of each calendar month.  Tenant shall pay a proportionate share of such monthly installment for any fraction of a calendar month that occurs at the end of the Rent Abatement Period or Term.  Tenant shall pay the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease, all of which hereinafter may be collectively called “Rent,” without demand or notice and without deduction, abatement, counterclaim, or set-off, to Landlord, at SHIGO 10 PO Owner LLC, P.O. Box 842460, Boston, MA 02284-2460, or at such other place as designated from time to time by Landlord in writing at least ten (10) days in advance.  Landlord and Tenant hereby confirm that the Base Rent is not based on Tenant’s income or profit derived from the Premises.

If Tenant fails to pay Base Rent or Additional Rent for five (5) Business Days after the date when due, Tenant shall pay to Landlord (a) a Two Hundred Fifty Dollar ($250.00) late payment penalty (“Late Payment Penalty”) and (b) interest at the annual rate of fifteen percent (15%) (the “Late Payment Rate”) per month on the unpaid amount from the date when due until the date when paid.  All other charges which Tenant is required to pay in accordance with this Lease, together with all interest and penalties that may accrue thereon, shall be deemed to be “Additional Rent” and, in the event of non-payment thereof by Tenant, Landlord shall have all the rights and remedies as would accrue to Landlord for non-payment of Base Rent. Notwithstanding the foregoing, Tenant shall not be required to pay the Late Payment Penalty or interest at the Late Payment Rate with respect to the first late payment in any calendar year.

Subject to the terms and conditions of this Lease, Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during the first two (2) months of the Term (the “Rent Abatement Period”).  Tenant acknowledges and agrees that the amount of the rent abatement equals $41,993.84 (two (2) months x $20,996.92 = $41,993.84) (the “Rent Abatement”).  Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the rental and perform the terms and conditions otherwise required under this Lease.  If, prior to the expiration of the Rent Abatement Period, Tenant shall be in an Event of Default under this Lease, beyond any applicable notice and cure period, then (i) Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full and (ii) Landlord shall have all rights and remedies set forth in Section 25 (Default) in addition to any and all other rights and remedies available to Landlord at law or in equity.

6.2Additional Rent.  Tenant agrees to pay, as Additional Rent, (a) Tenant’s Share of Tax Increases above Taxes for the Base Tax Year and (b) Tenant’s Share of Expense Increases above Operating Expenses for the Base Expense Year, calculated as hereinafter set forth.  For purposes of Section 6, the following definitions shall apply:

“Tax Year”:  The twelve (12) month period adopted by the City of Boston or other applicable governmental authority for the purpose of determining Taxes (currently, the fiscal year starting on July 1 and ending on June 30).

“Base Tax Year”:  As set forth in Section 1.

“Base Taxes”:  The amount of Taxes assessed with respect to the Property for each Tax Year (or portion thereof) which occurs during the Base Tax Year, giving full effect to any revaluation.

“Tax Increases”:  Attributable to a Tax Year, shall mean the excess, if any, of the Taxes paid or incurred during such Tax Year over the Base Taxes.

“Taxes”:  All ad valorem real estate taxes, assessments and charges of every kind and nature levied, assessed or imposed at any time by any governmental authority upon or against the Property or any improvements, fixtures and equipment of Landlord used in the operation thereof whether such taxes and assessments are general or special, ordinary or extraordinary, foreseen or unforeseen in respect of each Tax Year falling wholly or partially within the Term.  Taxes shall include, without limitation, all general real property taxes and general and special assessments, Business Improvement District payments, charges, fees or assessments for all governmental services or purported benefits to the Property, service payments in lieu of taxes, all business privilege taxes, and any tax, fee or excise on the act of entering into this Lease or any other lease of space in the Building, or on the use or occupancy of the Building or any part thereof, or on the rent payable under any lease or in connection with the business of renting space in the Building, that are now or hereafter levied or assessed against Landlord by the United States of America, the Commonwealth of Massachusetts, or any political subdivision, public corporation, district or other political or public entity, including legal fees, experts’ and other witnesses’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes.  Notwithstanding the foregoing, if Landlord receives a reduction in or an abatement of Taxes with respect to any Tax Year in which Tenant paid Taxes as Additional Rent, then Tenant’s Share of Tax Increases for such Tax Year shall be reduced proportionately by the amount of such reduction or abatement.  Taxes shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Taxes (including, without limitation, any municipal income tax) and any license fees, tax measured or imposed upon rents, or other tax or charge upon Landlord’s business of leasing the Building, whether or not now customary or in the contemplation of the parties on the Effective Date.  Taxes shall not include:  (a) franchise, transfer, gift, excise, capital stock, estate, succession and inheritance taxes, and federal and state income taxes measured by the net income of Landlord from all sources, unless due to a change in the method of taxation such tax is levied or assessed against Landlord as a substitute for, in whole or in part, any other Tax that would constitute a Tax; or (b) penalties or interest for late payment of Taxes.

“Expense Year”:  The twelve (12) month period adopted by Landlord for the purpose of determining Operating Expenses (currently, the calendar year starting on January 1 and ending on December 31).

“Base Expense Year”:  As set forth in Section 1.

“Base Expenses”:  The Operating Expenses for the Base Expense Year equitably adjusted, on an item-by-item basis, to the amount such Operating Expenses would have been if ninety-five percent (95%) of the rentable area in the Building had been occupied during the Base Expense Year if there is less than ninety-five percent (95%) occupancy in the Base Expense Year.  Only those component expenses that are affected by variation in occupancy levels shall be “grossed-up.”  For purposes of determining Tenant’s Share of Expense Increases, the Base Expenses shall be deemed to have been incurred by Landlord during the Base Expense Year.

“Expense Increases”:  Attributable to an Expense Year, shall mean the excess, if any, of the Operating Expenses paid or incurred during such Expense Year equitably adjusted, on an item-by-item basis, if less than ninety-five percent (95%) occupancy, to the amount such Operating Expenses would have been if ninety-five percent (95%) of the rentable area in the Building had been occupied during the Expense Year over the Base Expenses.  Only those component expenses that are affected by variation in occupancy levels shall be “grossed-up”.  Operating Expenses for the Base Expense Year and for each Expense Year thereafter shall be computed and determined in a consistent manner.

“Operating Expenses”:  Subject to the restrictions on capital expenditures set forth below, all actual and commercially reasonable costs and expenses (and taxes, if any, thereon) paid or incurred on behalf of Landlord (whether directly or through independent contractors) in connection with the management, operation, maintenance and repair of the Building and Common Areas (including any sales or other taxes thereon) during the Term, including, without limitation:

(a)supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons to the extent engaged in the operation, maintenance, security, cleaning and repair of the Property at or below the level of property manager (including the amount of any taxes, social security taxes, unemployment insurance contributions, union benefits) and any on-site employees of Landlord’s property management agent;

(b)the maintenance, repair and replacement of all building systems, including, but not limited to, heating, ventilating and air conditioning equipment such as chillers, cooling towers, pumps, loops, plumbing, electrical, mechanical, sewer, fire detection, sprinkler, life safety and security systems, telecommunications facilities, elevators and escalators, exterior windows and doors, tenant directories, emergency generator, and other equipment used in common by, or for the benefit of, occupants of the Building including such repairs and replacements as may be necessary to maintain the same in proper working order and in compliance with all applicable laws and industry performance standards (except to the extent such repairs or replacements are made necessary by the negligent act or omission or willful act of Tenant, its agents, servants or contractors, invitees or licensees which expense shall (subject to applicable waivers of claims and rights of subrogation) be billed directly to Tenant as Additional Rent);

(c)charges of contractors for services and facilities otherwise includable in Operating Expenses, including security, trash removal, cleaning, janitorial, window washing, snow and ice removal, exterior and interior landscaping, maintenance and repair of the parking areas (if any), roadways and light poles;

(d)the cost of utility services for the Property, including, without limitation, water, sanitary sewer, common area electricity, gas, fuel oil, steam, chilled water; but excluding electricity supplied to the Premises and billed to Tenant pursuant to this Section and electricity used by other tenants of the Building within their leased space and billed directly to such tenants;

(e)the premiums for fire, extended coverage, loss of rents, boiler, machinery, sprinkler, commercial general liability, property damage, earthquake, flood, and other insurance relative to the Property and the operation and maintenance thereof, and unreimbursed costs incurred by Landlord that are subject to an insurance deductible;

(f)the operation and maintenance of any Building amenities (including, but not limited to, shared gym/fitness facilities, lounge areas, conference rooms and the like), including, without limitation, the cost of utilities, repairs and insurance associated with such Building amenities, but net of any user fees or charges from time to time payable to Landlord in connection therewith;

(g)office costs of administration; legal and accounting fees and other expenses of maintaining and auditing Property accounting records and preparing Landlord’s Statements;

(h)fees for management services whether rendered by Landlord (or affiliate) or a third‑party property manager in an amount not to exceed the rate of three percent (3%) of total rents charged to Building tenants; and

(i) the annual amortization of Essential Capital Expenditures (as hereinafter defined) in accordance with the paragraph below.

As used herein, “Essential Capital Expenditures” shall mean capital expenditures that are (a) required to comply with any legal requirements coming into applicability with respect to the Building after the Effective Date, or (b) reasonably expected to result in a reduction in (or minimize increases in) Operating Expenses (regardless of whether such result is achieved), or (c) necessary in order to improve safety and security measures at the Property to a level consistent with other comparable commercial properties located in downtown Boston where the Building is located.  Essential Capital Expenditures shall be amortized on a straight-line basis over the useful life of the applicable item based on industry standards and generally accepted accounting principles until such cost or expense has been fully recovered.  Operating Expenses shall include an interest charge on the unamortized balance of such Essential Capital Expenditures at the then-prevailing prime rate; provided, however, that if Landlord has actually borrowed money from an unrelated institutional lender to finance such Essential Capital Expenditures, then Operating Expenses with respect to such Essential Capital Expenditures shall include an interest charge at the interest rate actually paid by Landlord.

Operating Expenses shall not include: (1) utility expenses that are separately metered or sub-metered for any individual tenant in the Building; (2) any expense for which Landlord is entitled to be reimbursed by a specific tenant by reason of a special agreement or requirement of the occupancy of the Building by such tenant; (3) expenses for services provided by Landlord for the exclusive benefit of a given tenant or tenants for which Landlord is entitled to be reimbursed by such tenant or tenants; (4) all costs, fees and disbursements relating to activities for the solicitation, negotiation and execution of leases for space in the Building (including but not limited to advertising costs, leasing commissions and attorneys’ fees therefor); (5) the costs of alterations to, or the decorating or the redecorating of, space in the Building leased to other tenants; (6) the costs associated with the operation of the business of the ownership or entity which constitutes “Landlord,” including costs of selling, syndicating, financing or mortgaging any of Landlord’s interest in the Property; (7) rentals payable under any ground or underlying lease, if any; (8) interest and principal payments on mortgages and other debt costs, if any; (9) costs incurred for repairs or other work required to the Building due to fire or other casualty or other cause insured against by Landlord in excess of a commercially reasonable deductible; (10) capital expenditures for items other than Essential Capital Expenditures; (11) payments to affiliates of Landlord (excluding property management fees), but only to the extent that they exceed market charges; (12) wages, salaries or other compensation paid to any employees at or above the grade of Senior Property Manager; (13) more than three percent (3%) of the Operating Expenses per Expense Year dedicated to costs and expenses incurred by Landlord in connection with installing, operating, maintaining and/or replacing any specialty facility or commercial concession operated by Landlord or Landlord's managing agent, including, without limitation, a luncheon club, theater, cafeteria, convenience store, kiosk or exercise facility, including, without limitation compensation paid to employees or other persons in connection with any such facilities or concessions; (14) any costs representing an amount paid to an entity related to Landlord which is in excess of the amount which would have been paid absent such relationship; (15) any expenses for repairs or maintenance to the extent covered by warranties or service contracts, or to the extent caused by the negligent or wrongful act or omission of an identifiable third party; or (16) depreciation.

“Landlord’s Statement”:  An instrument containing a computation of any Additional Rent due pursuant to the provisions of Section 6.

6.3Landlord’s Statements.  Landlord shall use commercially reasonable efforts to deliver Landlord’s Statements to Tenant during the Term within one hundred twenty (120) days after the end of the applicable Expense Year or Tax Year, as the case may be.  Landlord’s delay or failure to render Landlord’s Statement with respect to any Expense Year or any Tax Year beyond a date specified herein shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to that or any subsequent Expense Year or Tax Year.  The obligations of Landlord and Tenant under the provisions of this Section with respect to any Additional Rent incurred during the Term shall survive the expiration or earlier termination of this Lease.  If Landlord fails to give Tenant a statement of projected Operating Expenses prior to the commencement of any Expense Year, Tenant shall continue to pay Operating Expenses in accordance with the previous statement, until Tenant receives a new statement from Landlord.  Notwithstanding anything to the contrary contained in this Lease, if Landlord fails to provide Tenant with an initial Landlord’s Statement within two (2) years after the end of any Expense Year or any Tax Year, Landlord shall be foreclosed from billing Tenant for any Operating Expenses or Taxes, as the case may be, relating thereto thereafter; provided, however, that this shall not preclude Landlord from making revisions to the initial Landlord’s Statement at any time after the delivery of the initial Landlord’s Statement, as long as all such revisions are made within one (1) year after the delivery of the initial Landlord’s Statement.

6.4Tenant’s Inspection Rights.  During the ninety (90)-day period after receipt of any Landlord’s Statement (the “Review Period”), Tenant may, at its sole cost and expense, inspect and audit Landlord’s records relevant to the cost and expense items reflected in such Landlord’s Statement at a reasonable time mutually agreeable to Landlord and Tenant during Landlord’s usual business hours.  Each Landlord’s Statement shall be conclusive and binding upon Tenant unless within the Review Period Tenant shall notify Landlord that it disputes the correctness of Landlord’s Statement, specifying how Landlord’s Statement is claimed to be incorrect.  All inspections and audits of Landlord’s books and records shall be subject to a confidentiality agreement reasonably acceptable to Landlord.  Tenant acknowledges and agrees that any accountant conducting the audit shall not be compensated on a contingency fee basis.

6.5Variances.  If the estimated monthly payments of Tenant’s Share of Expense Increases or Tenant’s Share of Tax Increases that Tenant has paid are greater than Tenant’s Share of Expense Increases or Tenant’s Share of Tax Increases set forth in Landlord’s Statement, Landlord shall credit such overpayment against Tenant’s next due payment of Additional Rent, or refund such overpayment within thirty (30) days if the Term has ended and Tenant has no further obligations to Landlord hereunder.  If the estimated monthly payments of Tenant’s Share of Expense Increases or Tenant’s Share of Tax Increases that Tenant has paid are less than Tenant’s Share of Expense Increases or Tenant’s Share of Tax Increases set forth in Landlord’s Statement, Tenant shall pay the balance due within thirty (30) days from receiving Landlord’s Statement notwithstanding the fact that the Term may have expired and Tenant has vacated the Premises.

6.6Sales Tax.  In the event that any tax shall be levied by any authority having jurisdiction, upon Base Rent and/or Additional Rent payable by Tenant hereunder, then following written notice of such levy from Landlord, Tenant shall pay the exact amount of such tax to Landlord at the same time each installment of Base Rent and/or Additional Rent is paid to Landlord.

6.7Allocation of Taxes and Operating Expenses Across Building.  Tenant acknowledges and agrees that (a) the Building consists of a “North Tower” and a “South Tower” and (b) Landlord may allocate Taxes and/or Operating Expenses on a pro rata share basis over the entire Building (rather than over the South Tower individually), in which event (i) Tenant’s Share of Tax Increases shall be 1.13%, which is a fraction, the numerator of which shall mean the rentable area of the Premises and the denominator of which shall mean the rentable area of the Building, which measures 451,947 rentable square feet, as adjusted by Landlord from time to time due to an actual change in the physical size of the Premises or the Building, and (ii) Tenant’s Share of Expense Increases shall be 1.13%, which is a fraction, the numerator of which shall mean the rentable area of the Premises and the denominator of which shall mean the rentable area of the Building, which measures 451,947 rentable square feet, as adjusted by Landlord from time to time due to an actual change in the physical size of the Premises or the Building.  Notwithstanding the foregoing, until such time that Landlord notifies Tenant that Landlord has elected to allocate Taxes and/or Operating Expenses on a pro rata share basis over the entire Building

(rather than over the South Tower individually), any references to the “Building” as it applies to Taxes and/or Operating Expenses shall be deemed to refer to the South Tower only.

SECTION 7.LANDLORD’S OBLIGATIONS; TENANT’S OBLIGATIONS.

7.1Landlord’s Obligations.

Landlord shall keep in good order, condition and repair the Building Structure and the Building Systems, and any walkways, stairs, and paved areas, if any, serving the Building.  Landlord shall comply with laws, rules, regulations and ordinances affecting the Building, unless the subject matter of the compliance relates to Tenant or Tenant’s particular use of the Premises (other than general office use).  Landlord shall keep the sidewalks, landscaped areas, common corridors, stairways, elevator(s), if any, and all other means of ingress and egress for the Premises and all public portions of the Building in serviceable repair and in a reasonably clean and safe condition, and reasonably clear of snow and ice.  Landlord reserves the right to interrupt, curtail, stop, and suspend the furnishing of any services and operation of the plumbing and electrical, heating, ventilating, and air conditioning systems, and elevator(s), if any, when necessary, by reason of accident or emergency or for repairs, alterations, replacements, or improvements, which may become necessary or Landlord is not able to secure supplies or labor or by reason of any other cause beyond Landlord’s control, without liability or any abatement of Base Rent or Additional Rent claimed by Tenant.  Landlord shall use reasonable efforts to minimize interruption of Tenant’s business, but Landlord shall not be required to perform work in such a manner so as to incur overtime or other such after-hours charges.  Notwithstanding the foregoing, and subject to the terms and conditions of this Lease, if (A) (1) Landlord fails to perform its maintenance obligations under this Lease or (2) there is an interruption, suspension or stoppage of any service which Landlord is required to provide pursuant to this Lease, including but not limited to the provision of utilities pursuant to Section 10, ((1) and (2) each a “Service Interruption”), (B) such Service Interruption was the result of causes, events or circumstances within Landlord’s reasonable control, (C) such Service Interruption was not caused by Tenant or Tenant’s Agents, (D) such Service Interruption continues for more than four (4) consecutive Business Days after Landlord’s receipt of written notice from Tenant of such Service Interruption, and (E) as a result of such Service Interruption, the conduct of Tenant’s normal business operations in the Premises is materially and adversely affected, then there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such four (4) consecutive Business Day period; provided, however, that if any portion of the Premises is reasonably usable for Tenant’s normal business operations or if Tenant conducts all or any part of its business operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of the daily abatement of Base Rent shall be proportionate to the nature and extent of the interruption of Tenant’s normal business operations or ability to use the Premises.  As used herein, “Business Days” shall mean those days of the week which are not a Saturday, Sunday, or federal or state holiday.

Landlord shall maintain the Common Areas in accordance with the standards of comparable commercial properties located in downtown Boston where the Building is located.  Landlord reserves the right from time to time to (a) make changes in the shape, size, location and appearance of the Common Areas, provided that Landlord shall not materially impair Tenant’s ability to operate its business, except temporary impairments required by said changes; (b) make such improvements, alterations and repairs to the Common Areas as may be required by governmental authorities or by utility companies servicing the Property; (c) construct, maintain and operate lighting and other facilities on all said areas and improvements; and (d) to add or remove improvements and facilities to or from the Common Areas.  The use of the Common Areas shall be subject to such reasonable regulations and changes therein as Landlord shall make from time to time, including (but not by way of limitation) the right to close from time to time, if necessary, all or any portion of the Common Areas to such extent as may be legally sufficient, in the opinion of Landlord’s counsel, to prevent a dedication thereof or the accrual of rights of any person or of the public therein; provided, however, Landlord shall do so at such times and in such manner as shall minimize any disruption to Tenant to the extent reasonably possible.

7.2Tenant’s Obligations.

Tenant shall maintain the Premises including, without limitation, all mechanical, electrical, plumbing and HVAC systems installed by Tenant (within the Premises or exclusively serving the Premises), all partitions, non-demising interior walls (other than the structural load bearing walls) within the Premises, floor coverings, doors, glass (other than exterior windows), and all other portions thereof in the condition each of the same were in at the time of the delivery thereof to Tenant, but in all events in good and tenantable working order, condition, and repair, and will maintain and repair the same when necessary so as to comply with the foregoing, excepting only reasonable wear and tear, casualty and condemnation.

If Landlord gives Tenant written notice of the necessity of any repairs required to be made under this Section 7.2 and Tenant fails to cure the same within thirty (30) days thereafter (except that no notice will be required in case of any emergency repair necessary to prevent substantial damage to or deterioration of the Property), Landlord, at its option and in addition to any other remedies hereunder, may proceed to make such repairs, and any costs and expenses incurred by Landlord in connection therewith plus and administration charge of ten percent (10%) of such costs and expenses, shall be due and payable upon demand, as Additional Rent; provided, however, that Landlord’s making any such repairs shall not be deemed a waiver by Landlord of Tenant’s default in failing to make the same.

SECTION 8.FLOOR LOAD; HEAVY MACHINERY.

Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which the floor was designed to carry and which is allowed by law.  Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to prevent transmission of noise and vibration to any other part of the Building and Property.  Any moving of any large or bulky machinery and/or equipment into, out of, or within the Property (including the Premises) shall be done only with the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, and shall be at the sole risk and hazard of Tenant, and at times specifically approved by Landlord.  Tenant shall not in any way break, cut into, or damage the exterior perimeter walls or insulating panels of the Building in installing, ventilating, or exhausting its equipment or in any other manner.

SECTION 9.SERVICES.

Landlord shall provide or cause to be provided:

(a)Normal business hours (“Normal Business Hours”) for the Building are 8:00 a.m. to 6:00 p.m. Monday through Friday, and 9:00 a.m. to 1:00 p.m. Saturday (federal and state holidays excepted).  At all other times, that is, twenty-four (24) hours per day, seven (7) days per week, Landlord shall provide access to the Premises and limited access to the Building in accordance with the standard entry system as shall from time to time be in effect in the Building.  As of the Commencement Date, access to the Building at other than Normal Business Hours shall be through either a hard key, key card, or personnel identification pin station system.  Tenant shall be entitled to one (1) key card/key for each of Tenant’s employees at no cost to Tenant.  Additional and replacement key cards/keys shall be provided to Tenant at the cost of Fifteen Dollars and Zero Cents ($15.00) each.  Upon the expiration or earlier termination of this Lease, Tenant shall return all key cards/keys and shall pay to Landlord Fifteen Dollars and Zero Cents ($15.00) for each key card/key originally issued at no cost to Tenant and not so returned, which payment shall be deemed Additional Rent and may be withheld from any security deposit or letter of credit hereunder or otherwise collected in accordance with applicable law.  Landlord reserves the right to alter the Building standard entry system from time to time as it sees fit and to provide replacement key cards/keys to Tenant at no cost to Tenant following such alteration.

(b) HVAC service to the Premises and the Common Areas during Normal Business Hours (federal and state holidays excepted) at a level comparable to similar Class B office buildings in Downtown Boston (but specifically excluding specialized temperature and humidity control for computers, printers, copiers and other equipment).  In the event Tenant requires HVAC service to the Premises outside of Normal Business Hours, Tenant agrees to pay Landlord for such HVAC service at the then current Building rate, which is currently $75.00 per hour.  Such hourly rate shall be subject to reasonable adjustments from time to time to reflect increases in Landlord’s costs for providing such additional service.

(c)Janitorial services to the Premises and the Common Areas Monday through Friday (federal and state holidays excepted).  Tenant shall not provide any janitorial services to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Landlord’s prior written consent is given, such janitorial services shall be subject to Landlord’s supervision and control, and shall be performed at Tenant’s sole cost and expense.

(d)Hot and cold running water for drinking, lavatory, cleaning and fire protection purposes drawn through fixtures installed by Landlord or by Tenant with Landlord’s prior written consent.  If Tenant’s water use increases beyond customary office user levels, and such excess use continues for at least thirty (30) days after notice thereof, Landlord shall have the right to install a water meter at Tenant’s reasonable expense and to charge Tenant as Additional Rent for its water consumption in the Premises.

(e)Electric current from providers selected by Landlord in amounts required for general office use.

(f)Maintenance of the Common Areas in accordance with the standards of comparable commercial properties located in downtown Boston where the Building is located.

Costs associated with the foregoing, except separately metered utilities as otherwise provided herein, are included in Operating Expenses.

SECTION 10.UTILITIES.

10.1	Payment.

(a)Electricity.  Landlord shall deliver the Premises with electricity separately metered.  Tenant shall pay for all electricity used by Tenant in the Premises based on the utility provider’s reading of one or more direct meters, and payable by Tenant to the utility provider upon demand.  Tenant’s use of electrical services shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building. .

(b)Utilities Other Than Electricity.  Any utilities (other than electricity, which shall be paid for in accordance with Section 10.1(a) above) which are furnished directly to the Premises by a utility provider and separately metered shall be registered in Tenant’s name and Tenant shall cooperate with Landlord to have the utility bills sent directly to and paid directly by Tenant.  Any utilities (other than electricity, which shall be paid for in accordance with Section 10.1(a) above) which are sub-metered or check metered shall be payable by Tenant to Landlord as Additional Rent within thirty (30) days after billing.

10.2Landlord’s Right to Select Utility Providers.  Landlord shall have the right at any time and from time to time during the Term to contract for utilities from such licensed and qualified providers of such services as Landlord shall elect.  Tenant shall cooperate with Landlord and the utility provider at all times and, as reasonably necessary, shall allow Landlord and the utility provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises.  Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described herein, subject to the terms and conditions and in accordance with the standards set forth herein.  Landlord’s failure to furnish any of such services when such failure is caused by accidents, the making of repairs, alterations or improvements, labor difficulties, difficulty in obtaining adequate supply of fuel, electricity, steam, water or other services or supplies from the sources from which they are usually obtained for the Building, or governmental constraints or any other cause beyond Landlord’s reasonable control, shall not result in any liability to Landlord.  Except as set forth in Section 7.1 above, Tenant shall not be entitled to any abatement or reduction of Base Rent by reason of such failure, no eviction of Tenant shall result from such failure, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease.  In the event of any failure, stoppage or interruption thereof, Landlord shall diligently attempt to resume service promptly.

10.3Prohibited Activities.  Tenant shall comply with the conditions of occupancy and connected electrical load reasonably established by Landlord for the Building and Tenant shall not use utilities or other services in excess of the services described in Section 9 above or in a manner which exceeds or interferes with any Building Systems or service equipment or Landlord’s ability to provide services to other tenants in the Building.  Tenant shall not, without Landlord’s prior written consent in each instance (which consent shall not be unreasonably withheld, conditioned or delayed), connect air conditioning equipment, office equipment (excluding standard desktop computers, laptop computers, printers, scanners, copiers and facsimile machines), major appliances (excluding coffee makers, dishwashers, microwave ovens and other similar food preparation appliances) or heavy duty equipment (collectively, “High Usage Equipment”) to the Building’s electrical system.  Tenant covenants that at no time shall the use of electrical energy in the Premises exceed the capacity of the existing feeders or wiring installations then serving the Premises.  Tenant shall not, without prior written consent of Landlord in each instance, make or perform, or permit the making or performing of, any alteration to wiring installations or other electrical facilities in or serving the Premises or any additions to the electrical fixtures, machines, equipment or other appliances in the Premises which utilize electrical energy.

SECTION 11.ADDITIONAL SERVICES.

Landlord may impose reasonable charges, which charges shall constitute Additional Rent and shall be payable in accordance with Section 6, and may establish reasonable rules and regulations for the following: (a) the use or consumption of any HVAC or other utility services (excluding electric current) by Tenant outside of Normal Business Hours; (b) the use or consumption of any other building services by Tenant outside of Normal Business Hours and any unanticipated, additional costs incurred by Landlord as a result thereof; (c) additional or unusual janitorial services required because of any non‑building standard improvements in the Premises, the carelessness of Tenant, the nature of Tenant’s business (including the operation of Tenant’s business after Normal Business Hours); and (d) the removal of any refuse and rubbish from the Premises except for discarded material placed in waste and recycling receptacles and left for emptying as incident to Landlord’s normal cleaning of the Premises.

SECTION 12.ALTERATIONS, ADDITIONS AND IMPROVEMENTS TO THE PREMISES.

12.1Generally.

Tenant shall not make, or permit to be made, any alterations, additions, improvements or other changes in or to the Premises (“Alterations”), other than the installation of typical office decorations and furnishings which are not affixed to the realty, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if the proposed Alterations affect the Building Structure, the Building Systems, or the Common Areas, Landlord may withhold its consent to such Alterations in Landlord’s sole and absolute discretion.  Without limitation, it shall not be unreasonable for Landlord to withhold its consent to any Alterations which would require Landlord to make improvements to the Building or the Property (or undertake special maintenance, repair or replacement obligations with respect to the Building or the Property) not within the scope of those expressly provided for herein, unless Tenant agrees, at the time of its request for approval or notice of such Alterations, to pay all costs associated with Landlord’s improvements or obligations.  Notwithstanding anything to the contrary contained in this Section 12.1, Tenant may make non-structural Alterations costing less than $20,000.00 without the prior written consent of Landlord (but with written notice to Landlord), provided said Alterations are otherwise in compliance with this Section 12.1.

12.2Removal.

(A)Landlord reserves the right to require that Tenant remove any work or alterations (including, without limitation, Alterations) installed by or for Tenant (other than Landlord’s Work) within or serving the Premises upon the expiration or earlier termination of this Lease.  If, at the time Tenant submits its proposed Alterations to Landlord for approval, Tenant requests permission to leave said Alterations in place at the end of the Term, Landlord shall notify Tenant in writing at the same time Landlord consents to such Alterations (assuming consent is provided) whether or not such Alterations will be required to be removed by Tenant at the end of the Term. If Tenant fails to remove any work or alterations (including, without limitation, Alterations) so required, such failure shall be an Event of Default hereunder, and Landlord shall have all rights and remedies available under this Lease, at law or in equity.  Tenant acknowledges and agrees that any work or alterations (including, without limitation, Alterations) installed by or for Tenant within or serving the Premises shall be the property of Tenant during the Term.  Any work or alterations (including without limitation, Alterations) not removed by Tenant shall, at Landlord’s option, become the property of Landlord (without payment by Landlord) at the expiration or earlier termination of this Lease.

(B)Landlord reserves the right to require that Tenant remove any electronics, telephone and data wires, cables, fibers, connections and related telecommunications equipment and/or other telecommunications facilities (collectively, “Cables”) installed by or for Tenant within or serving the Premises upon the expiration or earlier termination of this Lease.  If, at the time Tenant submits its proposed Cables to Landlord for approval, Tenant requests permission to leave said Cables in place at the end of the Term, Landlord shall notify Tenant in writing at the same time Landlord consents to such Cables (assuming consent is provided) whether or not such Cables will be required to be removed by Tenant at the end of the Term.  If Tenant fails to remove any Cables so required, such failure shall be an Event of Default hereunder, and Landlord may, upon ten (10) days prior written notice to Tenant, remove such Cables at Tenant’s reasonable expense (without limiting Landlord’s other rights and remedies available under this Lease, at law or in equity), which amount shall be paid by Tenant within twenty (20) days after Tenant’s receipt of written demand by Landlord.  Tenant acknowledges and agrees that any Cables installed by or for Tenant within or serving the Premises shall be the property of Tenant during the Term.  Any Cables not removed by Tenant shall, at Landlord’s option, become the property of Landlord (without payment by Landlord) at the expiration or earlier termination of this Lease.

12.3Additional Covenants.

(A)All Alterations shall be made (1) at Tenant’s sole cost and expense, and (2) according to plans and specifications approved in writing by Landlord (to the extent plans and specifications and Landlord’s approval are required), which approval shall not be unreasonably withheld, conditioned or delayed.

(B)Except for non-structural Alterations costing less than $20,000.00 (as described in Section 12.1 above), in consideration of Landlord’s costs associated with the review and supervision of Tenant’s Alterations, Tenant shall pay to Landlord a construction management fee equal to two and one-half percent (2.5%) of the total project cost of Tenant’s Alterations.  In addition, Tenant agrees to reimburse Landlord for any additional actual and commercially reasonable third-party out-of-pocket expenses incurred by Landlord in connection with the review and supervision of Tenant’s Alterations within thirty (30) days after receipt of Landlord’s invoice therefor.

(C)Tenant shall provide Landlord with “as built” plans for any Alterations for which plans are used, regardless of whether the Alterations require Landlord’s consent hereunder.

(D)Tenant shall provide Landlord with copies of any warranties for Alterations (including materials and equipment), and either assign to Landlord, or enforce on Landlord’s behalf, all such warranties to the extent repairs and/or maintenance on warranted items would be covered by such warranties and are otherwise Landlord’s responsibility under this Lease.

(E)Tenant acknowledges and agrees that Landlord shall have the right to examine and inspect any Alterations; provided, however, that no such examination or inspection shall constitute an approval or warranty or give rise to any liability of Landlord with respect thereto.

(F)All Alterations shall be coordinated with any work being performed by or for Landlord, and in such a manner as to maintain harmonious labor relations.

(G)Tenant shall keep all construction areas clean and free of trash and debris.

12.4Construction Standards.  All Alterations made by or on behalf of Tenant shall be made and performed:  (a) by contractors or mechanics approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), who shall carry liability insurance of a type and in such amounts as Landlord shall reasonably require, naming Landlord and Tenant as additional insureds, (b) in a good and workmanlike manner, (c) so that same shall be at least equal in quality, value, and utility to the original work or installation and shall be in conformity with Landlord’s then current Building Standard specifications as provided by Landlord to Tenant upon Tenant’s request and as the same may be amended by Landlord from time to time, (d) in accordance with all applicable laws, and (e) pursuant to plans, drawings and specifications (if appropriate in light of the nature of the Alteration) which have been reviewed and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) prior to the commencement of the Alterations and approved by, and filed with, all applicable governmental authorities (the “Construction Standards”).

SECTION 13.INSPECTION.

Landlord and Landlord’s Insured Parties (as hereinafter defined), and their representatives, shall have the right at all reasonable times and upon reasonable advance notice (except in the event of an emergency, when no notice shall be required) to enter the Premises to (a) show the same to prospective lenders or purchasers or (b) inspect the same and make repairs or replacements therein as required by this Lease and, subject to the other provisions of this Lease, to install conduits, wires, pipes and cables; provided, however, that Landlord shall use commercially reasonable efforts to avoid undue disturbance of Tenant’s use and occupancy of the Premises in connection with its exercise of any access rights as provided herein.  During the last twelve (12) months of the Term, Landlord may, upon twenty-four (24) hours advance notice to Tenant, gain access to the Premises for the purpose of showing the same to prospective tenants.

SECTION 14.FIRE OR OTHER CASUALTY.

14.1In the event of damage to or destruction of the Premises or the Building caused by fire or other casualty (“Event of Casualty”), Landlord shall undertake to make repairs and restorations with reasonable diligence, unless this Lease has been terminated by Landlord or Tenant as hereinafter provided, or unless any mortgagee which is entitled to receive casualty insurance proceeds fails to make available to Landlord an amount of such proceeds which (together with the amount of any deductible) will be sufficient to cover the cost of such repairs and restorations.  Landlord shall, within forty-five (45) days after the Event of Casualty, provide Tenant with a good faith estimate of the time required to repair the damage to the Premises or the Building, as the case may be.  If, in Landlord’s reasonable judgment, the damage is of such nature or extent that (A) more than two hundred-seventy (270) days after the Event of Casualty would be required (with normal work crews and normal work hours) to repair and restore the Premises or the Building, or (B) less than one (1) year remains on the then current Term and more than ninety (90) days after the Event of Casualty would be required (with normal work crews and normal work hours) to repair and restore the Premises or the Building, then the Premises or the Building, as the case may be, shall be deemed “substantially damaged.”  If the Premises or the Building are deemed “substantially damaged,” Landlord may elect to terminate this Lease by giving Tenant written notice of such termination within sixty (60) days after the Event of Casualty.  In addition, if the Premises or the Building are deemed “substantially damaged,” and if as a result of the same the Premises are rendered untenantable for the Permitted Use, then Tenant may elect to terminate this Lease by giving Landlord written notice of such termination within sixty (60) days after the Event of Casualty.  If either party elects to terminate this Lease as set forth above, then the Term shall expire thirty (30) days after the date such written notice is given, Base Rent and Additional Rent shall be equitably abated from the date of the Event of Casualty for any portion of the Premises that is unusable (and unused) by Tenant, and Tenant shall thereafter vacate the Premises and surrender the same to Landlord in accordance with the terms, covenants and conditions of this Lease.

14.2 In the event this Lease is not terminated pursuant to the terms of Section 14.1 above and is otherwise in full force and effect, and sufficient casualty insurance proceeds are available for application to such repair and restoration, Landlord shall proceed diligently to repair and restore the Premises or the Building, as the case may be (including Landlord’s Work) to substantially the same condition in which it was immediately prior to the Event of Casualty, subject to Legal Requirements; provided, however, that Landlord shall not be obligated to repair or restore (A) any Tenant’s work or Alterations to the Premises in excess of Landlord’s Work, even if such work was performed by Landlord’s contractors (and regardless of whether or not Tenant is required to remove or leave the same at the expiration or earlier termination of this Lease), or (B) any of Tenant’s Property (as hereinafter defined), unless Tenant, in a manner satisfactory to Landlord, assures payment in full of all costs as may be incurred by Landlord in connection therewith.

14.3 When Landlord’s repair and restoration work has been completed, Tenant shall complete the restoration of (A) all of Tenant’s work and Alterations, and (B) all of Tenant’s Property, to the extent such restoration is necessary to permit Tenant’s re-occupancy of the Premises.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that Base Rent and Additional Rent shall be equitably abated from the date of the Event of Casualty until the Premises has been substantially restored for any portion of the Premises that is unusable (and unused) by Tenant.

SECTION 15.EMINENT DOMAIN.

If the whole or a material portion of the Premises shall be taken or condemned by a governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), or if the owner elects to convey title to the condemnor by a deed in lieu of condemnation, or if all or any portion of the Property are so taken, condemned or conveyed and as a result thereof, in Landlord’s reasonable judgment, the Premises cannot be used for Tenant’s Permitted Use as set forth herein, then this Lease shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority and Base Rent and Additional Rent shall be abated on the date when such title vests in such governmental or quasi-governmental authority.  If less than a material portion of the Premises shall be taken or condemned by a governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), Base Rent and Additional Rent shall be equitably abated on the date when such title vests in such governmental or quasi-governmental authority and this Lease shall otherwise continue in full force and effect.  In any case, Tenant shall have no claim against Landlord for any portion of the amount that may be awarded as damages as a result of any governmental or quasi-governmental taking or condemnation (or sale under threat or such taking or condemnation); and all rights of Tenant to damages therefor are hereby assigned by Tenant to Landlord.  The foregoing shall not, however, deprive Tenant of any separate award for moving expenses, dislocation damages or for any other award which would not reduce the award payable to Landlord.  As used herein, “material portion of the Premises” shall mean such amount that, in Landlord’s reasonable judgment, would render the Premises untenantable for the Permitted Use by Tenant as being conducted prior to such taking or condemnation.

SECTION 16.INDEMNIFICATION.

Subject to applicable waivers of claims and rights of subrogation, and except for matters arising from the negligence or willful misconduct of Landlord or its agents, employees or contractors, Tenant covenants and agrees to exonerate, indemnify, defend (with counsel reasonably acceptable to Landlord), protect and save Landlord, together with (a) Landlord’s members and managers, and their respective members and managers, partners, shareholders, officers, directors, agents and employees (“Landlord’s Agents”) and (b) Landlord’s property manager and mortgagee (if any) (“Landlord’s Insured Parties”), from and against any and all third-party claims, demands, expenses, losses, suits and damages (including reasonable attorneys’ fees) as may be occasioned by reason of (i) any accident, injury or damage occurring in, on or about the Premises, the Building or the Property causing injury to persons or damage to property and due to the negligence or willful misconduct of Tenant or Tenant’s Agents (or any person or entity claiming by, through or under Tenant or Tenant’s Agents); and (ii) the breach or default by Tenant or Tenant’s Agents of any representation, covenant, or other term contained in this Lease, including without limitation the breach of any legal requirements.  The provisions of this Section 16 shall survive the expiration or earlier termination of this Lease.

SECTION 17.TENANT’s property.

Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon Tenant’s Property.  If any of Tenant’s Property shall be assessed with Landlord’s real or personal property, Tenant shall pay to Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s Property.  As used herein, “Tenant’s Property” includes, but is not limited to, all inventory, merchandise, furniture, fixtures, equipment (including computer equipment and any data stored thereon), and personal property placed in the Premises by Tenant and all computer, telecommunications or other cabling and wiring installed in the Premises or elsewhere in the Building by or for the benefit of Tenant.

Tenant hereby acknowledges and agrees that Landlord’s insurance policies do not cover Tenant’s Property.

SECTION 18.ASSIGNMENT AND SUBLETTING.

18.1Assignment and Subletting.  Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign, mortgage, encumber or otherwise transfer this Lease or any interest herein directly or indirectly, by operation of law or otherwise, or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such action, a “Transfer”).  If at any time or from time to time during the Term, when no Event of Default has occurred and is continuing,  Tenant desires to effect a Transfer, Tenant shall deliver to Landlord written notice (“Transfer Notice”) setting forth the terms of the proposed Transfer and the identity of the proposed assignee, subtenant or other transferee (each a “Transferee”).  Tenant shall also deliver to Landlord with the Transfer Notice an acceptable assumption agreement for Tenant’s obligations under this Lease (in the case where the Transfer is a proposed assignment of this Lease) together with all relevant information reasonably requested by Landlord concerning the proposed Transferee to assist Landlord in making an informed judgment regarding the financial responsibility, creditworthiness, reputation, and business experience of the Transferee.  The provisions of this Section 18.1 shall apply to a transfer (by one or more transfers) of a controlling portion of or interest in the stock or partnership or membership interests or other equity interests of Tenant as if such transfer(s) were an assignment of this Lease; provided that if equity interests in Tenant at any time are or become traded on a public stock exchange, neither the transfer of equity interests in Tenant on a public stock exchange nor the issuance of new or additional equity interests in Tenant shall be deemed an assignment or Transfer within the meaning of this Section 18.1.

18.2Landlord’s Options.  Except in the event of a Permitted Transfer (as hereinafter defined), Landlord shall have the option, exercisable by written notice delivered to Tenant within twenty (20) days after Landlord’s receipt of a Transfer Notice accompanied by the other information described in Section 18.1, to (a) approve the proposed Transfer; or (b) reasonably disapprove the proposed Transfer (with a statement of the grounds therefor) and continue the Lease in full force and effect; or (c) in the event of an assignment of this Lease or a sublease of more than fifty percent (50%) of the Premises for all or substantially all of the then-remaining Term, terminate the Lease with respect to the portion of the Premises affected by the Transfer or, at Landlord’s option, the entire Premises (it being specifically agreed that Landlord may terminate the Lease with respect to the entire Premises even if Tenant proposes to transfer only a portion of the Premises) as of the date set forth in Landlord’s notice of exercise of such option, which date shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice.  If Landlord approves of the proposed Transfer pursuant to Section 18.1 above, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following conditions: (i) the Transfer shall be on the same terms set forth in the Transfer Notice; (ii) no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument effecting the Transfer (in the form approved by Landlord) has been delivered to Landlord pursuant to which the Transferee shall expressly assume all of Tenant’s obligations under this Lease; and (iii) Tenant shall provide Landlord with a written ratification agreement from each guarantor of this Lease in form and substance satisfactory to Landlord.  In addition, Tenant agrees to reimburse Landlord for its reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection with Landlord’s review of any (x) proposed Transfer whether or not Landlord approves the same and (y) Permitted Transfer.

If Landlord exercises its option to terminate this Lease as set forth above, Tenant shall surrender possession of the portion of the Premises affected by the Transfer or, at Landlord’s option, the entire Premises, and thereafter neither Landlord nor Tenant shall have any further liability with respect thereto.  If this Lease shall be terminated as to a portion of the Premises only, Base Rent, Additional Rent (including Tenant’s Share of Tax Increases and Tenant’s Share of Expense Increases), and all other payments and charges payable by Tenant under this Lease which are based upon or determined by the rentable area of the Premises shall be readjusted proportionately to reflect the rentable area of the Premises remaining. If Landlord exercises its option to terminate this Lease as set forth above, Tenant shall have the right, within ten (10) days after receipt of Landlord’s termination notice, to notify Landlord that Tenant is withdrawing the Transfer Notice, in which case Landlord’s termination will be void and of no force or effect and this Lease shall continue.

18.3Additional Conditions.  Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld, conditioned or delayed if: (a) in Landlord’s good faith opinion the proposed Transferee’s financial condition is not adequate for the obligations such Transferee is assuming in connection with the proposed Transfer; (b) in Landlord’s good faith opinion the proposed Transferee’s business or reputation is not suitable for the Property considering the business and reputation of the other tenants and the Property’s profile, or the proposed Transfer would result in a violation of another tenant’s rights under its lease at the Property; (c) the proposed Transferee is a governmental or quasi-governmental entity, agency, department or instrumentality; (d) the proposed Transferee is an occupant of the Property; (e) there is then occurring an Event of Default (or there is then occurring an event which Tenant has received notice of and which, with passage of time, would constitute an Event of Default) under this Lease; (f) any portion of the Property (including the Premises) would likely become subject to additional or different legal requirements as a consequence of the proposed Transfer; (g) Landlord or its agent have actively negotiated with the proposed Transferee or its agent its need for space at the Property within four (4) months prior to Tenant’s delivery of written notice of the proposed Transfer to Landlord; (h) intentionally omitted; (i) the proposed Transfer is not approved of by any mortgagee; (j) the proposed assignee refuses to sign a subordination and attornment agreement in favor of any mortgagee, if required; (k) any guarantor of this Lease refuses to approve the proposed Transfer or to execute a written agreement reaffirming the guaranty; (l) in Landlord’s good faith opinion the proposed Transferee’s business will impose a burden on the Common Areas or other facilities serving the Building or the Property that is greater than the burden imposed by Tenant; (m) Landlord has sued or been sued by the proposed Transferee or has otherwise been involved in a legal dispute with the proposed Transferee; or (n) the proposed Transfer will result in there being more than one (1) subtenant in the Premises.

18.4No Release.  Landlord’s consent to a Transfer shall not release Tenant of Tenant’s obligations under this Lease and this Lease and all of the obligations of Tenant under this Lease shall continue in full force and effect as the obligations of a principal (and not as the obligations of a guarantor or surety).  From and after the date of any Transfer, the Lease obligations of the Transferee and of the original Tenant named in this Lease shall be joint and several.  No acceptance of Base Rent by Landlord from or recognition in any way of the occupancy of the Premises by a Transferee shall be deemed a consent to such Transfer, or a release of Tenant from direct and primary liability for the further performance of Tenant’s covenants hereunder.  Landlord’s consent to a particular Transfer shall not relieve Tenant from the requirement of obtaining Landlord’s consent to any further Transfer.  Each violation of any of the covenants, agreements, terms or conditions of this Lease, whether by act or omission, by any of Tenant’s permitted Transferees, shall constitute a violation thereof by Tenant.  In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor.

18.5Transfer Profit.  Except in the event of a Permitted Transfer, Tenant shall pay to Landlord, as Additional Rent, one-half of the amount (the “Transfer Profit”), if any, equal to any rent and other economic consideration received by Tenant as a result of any Transfer which exceeds, in the aggregate: (a) the total of the remaining Base Rent and Additional Rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased) plus (b) any reasonable tenant fit-up costs, rent concessions, brokerage commissions and attorneys’ fees actually paid by Tenant in connection with such Transfer (specifically excluding moving or relocation costs paid to the Transferee).  Tenant’s costs identified above shall be recouped by Tenant from any such excess rent before Tenant is required to make any payment to Landlord hereunder.  Tenant shall pay such Transfer Profit to Landlord on a monthly basis within ten (10) days after receipt thereof, without affecting or reducing any other obligations of Tenant hereunder.  Each such payment shall be sent with a detailed statement.  Landlord shall have the right to audit Tenant’s books and records to verify the accuracy of such detailed statement.

18.6Effect on Personal Rights of Tenant. Except in the event of a Permitted Transfer, if a Transfer shall occur, any rights and options of Tenant shall be extinguished and shall not be transferred to the assignee, transferee or subtenant, all such rights being personal to Tenant named herein.

18.7Permitted Transfers.  Notwithstanding anything to the contrary contained in Section 18, Tenant may assign its entire interest under this Lease or sublease all or any part of the Premises to an affiliate or a successor entity as a result of merger, consolidation or similar business reorganization without the consent of Landlord or to an entity that purchases all or substantially all of the assets or ownership interests of Tenant or of the business of Tenant conducted at the Premises (a “Permitted Transfer”), provided that all of the following conditions are satisfied in Landlord’s reasonable discretion:  (a) no Event of Default shall have occurred and remain uncured at the time of the Permitted Transfer; (b) in the case of a successor entity where the named Tenant ceases to exist following the Permitted Transfer, the successor entity has financial strength equal to or greater than Tenant’s as of the Effective Date; and (c) Tenant shall give Landlord written notice at least ten (10) days before the effective date of the Permitted Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this provision have been satisfied.  If requested by Landlord, the transferee shall sign Landlord’s commercially reasonable form of assumption agreement.  Tenant acknowledges and agrees that Section 18.4 (No Release) and Section 42 (OFAC List) shall also apply in connection with a Permitted Transfer.

18.8Applicable Terms and Conditions.  The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a)Tenant hereby assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease of all or a portion of the Premises heretofore or hereafter made by Tenant, and Landlord may collect such rent and income and apply the same towards Tenant’s obligations under this Lease; provided, however, that until an Event of Default by Tenant shall occur hereunder which is not cured within the applicable cure period (if any), Tenant may, except as otherwise provided in this Lease, receive, collect and enjoy the rents accruing under such sublease.  Landlord shall not, by reason of this or any other assignment of such sublease to Landlord, nor by reason of the collection of the rents from a subtenant, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default hereunder exists under this Lease, to pay to Landlord the rents and other charges due and to become due under the sublease.  The subtenant shall rely upon any such statement and request from Landlord and shall pay such rents and other charges to Landlord without any obligation or right to inquire as to whether such breach exists and notwithstanding any notice from or claim from Tenant to the contrary.  Tenant shall have no right or claim against said subtenant, or, until the breach has been cured, against Landlord, for any such rents and other charges so paid by said subtenant to Landlord.

(b)If an Event of Default by Tenant shall occur hereunder which is not cured within the applicable cure period (if any), Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of the sublandlord under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Landlord shall not be liable for any prepaid rent or security deposit paid by such subtenant to Tenant or for any other prior defaults or breaches of Tenant as sublandlord under such sublease, unless and then to the extent any such prepaid rent and security deposit have been delivered to Landlord.

SECTION 19.SIGNS, WINDOW TREATMENTS, AND ADVERTISING.

Except as hereinafter provided, Tenant may not place on the interior or exterior of the Premises (including on both interior and exterior surfaces or doors and interior surfaces of windows) or on any part of the Building outside of the Premises, any signs, symbols, advertisements, or the like, visible to public view from outside of the Premises.  Any signs or letters in the public corridors or on the doors must be in accordance with a plan or sketch of the sign submitted to Landlord for written approval before installation, which installation shall be at the sole expense of Tenant.  All signage must be in accordance with all applicable laws, regulations, ordinances, and codes.  No signs may be installed in or on any window.  Tenant may install its own window treatments, only if the same shall not in any way interfere with the standard blinds for the Building or be visible from the exterior of the Building.

Landlord shall provide and maintain (a) in the main lobby of the Building, an alphabetical directory board or other directory device listing all tenants in the Building, including a single directory listing for Tenant, and/or (b) in the elevator lobby of the floor on which the Premises are located, an alphabetical directory board or other directory device listing all tenants on the floor, including a single directory listing for Tenant.  Tenant shall have the option to install its own signage at the entrance of the Premises, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 20.INFLAMMABLES, ODORS.

Tenant shall not bring, permit to be brought, keep, or permit to be kept in or on the Premises or elsewhere in the Building or on the Property, any inflammable, combustible, or explosive fluids, materials, chemicals, or substances (other than small quantities of industrial solvents used in the normal course of cleaning and maintenance), or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors to emanate from or permeate the Premises.

SECTION 21.INSURANCE.

21.1.Landlord’s Insurance.  Landlord shall, at all times during the Term, procure and maintain: (A) property insurance in an amount equal to the full replacement cost of the Building (excluding the foundation, but including Landlord’s Work), which shall provide protection against loss by fire and other casualties and risks, on the special causes of loss form, including earthquake and flood, and such other property insurance as may be required by Landlord or Landlord’s mortgagee from time to time, (B) commercial general liability insurance in an amount not less than Tenant is required to maintain hereunder, and (C) any such other insurance coverage as Landlord determines in its sole but good faith judgment.  Any such insurance coverage may be effected directly and/or through the use of blanket insurance coverage covering more than one location and may contain such commercially reasonable deductibles as Landlord may elect in its discretion.  The cost of such insurance shall be included as part of Operating Expenses.

21.2Tenant’s Insurance.

  Tenant shall, at all times during the Term (or such earlier or later period as Tenant is in possession of the Premises or any portion thereof), procure and maintain at its sole cost and expense:

(A)Property.  Property insurance in an amount equal to the full replacement cost of Tenant’s work, Alterations and Tenant’s Property located in the Premises, which shall provide protection against loss by fire and other casualties and risks, on the special causes of loss form.

(B)Commercial General Liability.  Commercial general liability insurance (including contractual and personal injury liability insurance) in an amount not less than $1,000,000.00 per occurrence and $2,000,000.00 annual aggregate (or such commercially reasonable higher limits as required by landlords of other comparable commercial properties located in downtown Boston where the Building is located).

(C)Automobile Liability.  Automobile liability insurance for owned, non-owned and hired vehicles in an amount not less than $1,000,000.00 per occurrence.

(D)Workers’ Compensation and Employers’ Liability.  The statutory limits of workers’ compensation and employers’ liability insurance in amounts adequate to satisfy the umbrella underlying requirements.

(E)Excess/Umbrella Liability.  Umbrella liability coverage in an amount not less than $5,000,000.00 per occurrence and $5,000,000.00 annual aggregate.  Umbrella liability coverage is to be in excess of the commercial general liability, automobile liability, and employers’ liability requirements outlined in Sections 21.2(B), (C) and (D) above.

(F)The liability coverage in the insurance policies required in Sections 21.2(B), (C) and (E) above shall name Landlord, together with Landlord’s Insured Parties, as additional insureds on a primary non-contributing basis.  All insurance policies required in Sections 21.2(A) – (E) above shall be issued by companies authorized to do business in Massachusetts with an A.M. Best’s financial rating of at least A- and a size class rating of at least VIII (8) or otherwise acceptable to Landlord.  At or prior to the

Commencement Date, Tenant shall deposit with Landlord countersigned certificates of insurance, accompanied by a letter from the placing insurance broker evidencing Tenant’s certificates of insurance are proper and reflect the coverage placed by the broker for Tenant.  In the event Tenant’s insurer cancels or refuses to renew the policy, or changes in any material and adverse way the nature or extent of the coverage provided by such policy, Tenant shall notify Landlord of such fact in writing promptly thereafter.  Tenant’s failure to comply with its insurance obligations under this Lease shall constitute an Event of Default under this Lease.

21.3Insurance During Construction.

In addition, during the performance of any construction by Tenant on the Premises, in addition to the above coverage required to be maintained by Tenant, Tenant shall cause any contractors and sub-contractors performing work to carry: (A) commercial general liability insurance in an amount not less than $1,000,000.00 per occurrence and $2,000,000.00 annual aggregate (or such commercially reasonable higher limits as required by landlords of other comparable commercial properties located in downtown Boston where the Building is located); (B) the statutory limits of workers’ compensation and employers’ liability insurance in amounts adequate to satisfy the umbrella underlying requirements; (C) umbrella liability coverage in an amount not less than $5,000,000.00 per occurrence and $5,000,000.00 annual aggregate (to be in excess of the commercial general liability and employers’ liability requirements outlined in Sections 21.3(A) and (B) above); and (D) property insurance to include the betterments and improvements on the special causes of loss form, including earthquake and flood, to protect Landlord’s and Tenant’s interests during the course of construction with a limit of not less than the total replacement cost of the completed improvements under construction.  The liability coverage in the insurance policies required in Sections 21.3(A) and (C) above shall name Landlord, together with Landlord’s Insured Parties, as additional insureds on a primary non-contributing basis.

21.4Waiver of Subrogation.

Landlord and Tenant hereby release each other from any and all liability or responsibility to the other or anyone claiming by, through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or other casualty, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible; provided, however, that this release shall be applicable and in full force and effect only to the extent permitted by law and only to the extent that the cost of repairing such damage is covered by insurance or would have been covered by insurance proceeds payable under any policy (including the deductible and/or uninsured portion thereof) required to be maintained under this Lease, but not so maintained. Each policy of such insurance shall contain a waiver of subrogation by the insurer against Landlord or Tenant, as the case may be.

SECTION 22.HAZARDOUS MATTER.

22.1Tenant and Tenant’s Agents shall not generate, use or store any Hazardous Matter (as hereinafter defined) in or on the Property (including the Premises) or introduce any Hazardous Matter in any manner into the Property (including the Premises).  Tenant and Tenant’s Agents shall not dump, flush, release or dispose of any Hazardous Matter in, on or from the Property (including the Premises) whether by sewer, septic system, ground, air or otherwise.

22.2Tenant shall promptly notify Landlord in writing of any incident in or on the Property (including the Premises) involving the presence of Hazardous Matter or violation (or possible violation) of Environmental Requirements (as hereinafter defined) by Tenant.  Tenant shall promptly deliver to Landlord copies of any notices, orders or other communications received from any government agency or official concerning the presence of Hazardous Matter or violation (or alleged violation) of Environmental Requirements.

22.3To the maximum extent enforceable by law, Tenant covenants and agrees to exonerate, indemnify, defend (with counsel reasonably acceptable to Landlord), protect and save Landlord, together with (A) Landlord’s Agents and (B) Landlord’s Insured Parties, from and against any and all Environmental Damages (as hereinafter defined) which may be asserted by any person or entity, or government agency, or which the indemnified parties may sustain or be put to on account of:  (1) the presence or release of any Hazardous Matter in, on or from the Premises, the Building or the Property caused by Tenant or Tenant’s Agents; (2) the violation of any Environmental Requirements by Tenant or Tenant’s Agents; and (3) the breach or default by Tenant or Tenant’s Agents of any of Tenant’s obligations under Section 22.  Notwithstanding any provision of this Lease to the contrary, Tenant shall in no event have any liability (by way of indemnification or otherwise) for removal or remediation of any Hazardous Matter from the Premises or the Property or for any loss or damage, to the extent that such Hazardous Matter (i) existed in, on or under the Premises or the Property, as the case may be, on the Commencement Date, or (ii) was placed or released in, on or under the Premises other than by the act or omission of Tenant or Tenant’s Agents.

22.4The provisions of this Section shall be in addition to any other obligations and liabilities Tenant may have to Landlord under this Lease or otherwise at law or in equity, and in the case of conflict between Section 22 and any other provision of this Lease, the provision imposing the most stringent requirement on Tenant shall control.  The provisions of Section 22 shall survive the expiration or earlier termination of this Lease.

22.5The following terms as used herein shall have the meanings set forth below:

(A) “Hazardous Matter” shall mean any substance: (1) which is or becomes defined as “hazardous waste,” “hazardous material,” “hazardous substance,” “toxic substance,” “oil,” “infectious medical waste,” “hazardous medical waste” or similar in any federal, state, or local law, ordinance, regulation, code, order, or otherwise; or (2) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous to health or the environment and which is or becomes regulated and the presence of which requires investigation or remediation pursuant to all applicable law.

(B)“Environmental Requirements” shall mean all applicable law, the provisions of any and all approvals, and the terms, covenants and conditions of this Lease insofar as the same relate to the release, maintenance, use, keeping in place, transportation, disposal or generation of Hazardous Matter, including, without limitation, those pertaining to reporting, licensing, permitting, health and safety of persons, investigation, containment, remediation, and disposal.

(C)“Environmental Damages” shall mean all liabilities, injuries, losses, claims, damages (whether punitive, special, consequential or otherwise), settlements, attorneys’ and consultants’ fees, fines and penalties, interest and expenses, and costs of environmental site investigations, reports and cleanup, including, without limitation, costs incurred in connection with any investigation or assessment of site conditions or of health of persons using the Building or the Property; risk assessment and monitoring; any cleanup, remedial, removal or restoration work required by any governmental agency or recommended by Landlord’s environmental consultant; any decrease in value of the Property; any damage caused by loss or restriction of rentable or usable space in the Property; or any damage caused by adverse impact on marketing or financing of the Property.

22.6Landlord represents and warrants to Tenant that, as of the Effective Date, to the best of Landlord’s knowledge, with no duty of inquiry, Landlord has received no notice of violation of Environmental Requirements with respect to the Premises, the Building, or the Property that has not been cured.

SECTION 23.TENANT ESTOPPEL CERTIFICATES.

23.1Upon request, and within twelve (12) Business Days after written notice given by or on behalf of Landlord, Tenant shall furnish Landlord with a tenant estoppel certificate signed by Tenant certifying as to such matters relating to the then current status of this Lease as may be reasonably requested by Landlord (or any Superior Lessor (as hereinafter defined), Superior Mortgagee (as hereinafter defined), prospective lessor, prospective mortgagee, prospective purchaser or other party), including, without limitation:

(A)The Commencement Date and Expiration Date;

(B)That this Lease is unmodified and in full force and effect or, if there has been a modification, that the same is in full force and effect, as modified, and stating such modification;

(C)Whether or not there are any existing setoffs or defenses against the enforcement of any of the terms, covenants and conditions of this Lease and whether there are any obligations of Landlord or Tenant to be performed or complied with and, if so, specifying the same;

(D)The date to which Base Rent, Additional Rent and all other charges have been paid;

(E)The amount of any security deposit or letter of credit hereunder; and

(F)Any other matters reasonably requested.

23.2Any statement furnished pursuant to this Section may be relied upon by Landlord (or any Superior Lessor, Superior Mortgagee, prospective lessor, prospective mortgagee, prospective purchaser or other party).  In addition to any other right or remedy Landlord may have, if Tenant fails to execute any tenant estoppel certificate within the time-frame required by this Section, Tenant shall pay to Landlord a fee in the amount of $200.00 per day for each day beyond the applicable time period that Tenant fails to execute and deliver such certificate.

SECTION 24.SUBORDINATION.

24.1This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases and underlying leases, now or hereafter affecting the Building or the Property, and each of the terms, covenants and conditions thereto (the “Superior Leases”), and to all mortgages and deeds of trust, now or hereafter affecting the Building or the Property or the Superior Leases, and each of the terms, covenants and conditions thereto (the “Superior Mortgages”), whether or not such Superior Mortgages shall also cover other land, buildings or leases, to each and every advance made or hereafter to be made under such Superior Mortgages, and to all renewals, modifications, replacements and extensions of such Superior Leases and Superior Mortgages.  This Section shall be self-operative and no further instrument of subordination shall be required.

24.2Upon request, and within twelve (12) Business Days after written notice given by or on behalf of Landlord, Tenant shall execute, acknowledge and deliver to Landlord any reasonable instrument of subordination that Landlord (or any Superior Lessor, Superior Mortgagee, prospective lessor, prospective mortgagee, prospective purchaser or other party) may reasonably request; provided, however, that such instrument of subordination shall provide that Tenant’s use and occupancy of the Premises shall not be disturbed so long as Tenant is not in an Event of Default beyond any applicable notice and cure period.  In addition to any other right or remedy Landlord may have, if Tenant fails to execute any instrument of subordination within the time-frame required by this Section, Tenant shall pay to Landlord a fee in the amount of $200.00 per day for each day beyond the applicable time period that Tenant fails to execute and deliver such instrument.  As used herein, “Superior Lessor” shall mean the lessor of a Superior Lease or its successor in interest.  As used herein, “Superior Mortgagee” shall mean the holder of a Superior Mortgage or its successor in interest.

24.3If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed (such party so succeeding to Landlord’s rights herein called the “Successor Landlord”), then Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease (without the need for further agreement) and shall promptly execute and deliver any reasonable instrument that such Successor Landlord may reasonably request to evidence such attornment.  If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, then this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, covenants and conditions as are set forth in this Lease, except that the Successor Landlord shall not (A) be liable for any previous act or omission of Landlord under this Lease, except to the extent such act or omission shall constitute a continuing Landlord default hereunder; (B) be subject to any offsets, counterclaims or defenses which Tenant might have against Landlord, except as to those which constitute a continuing Landlord default hereunder of which the Successor Landlord has notice prior to such succession of interest; (C) be bound by any rent or other charges which Tenant may have paid to Landlord more than thirty (30) days in advance of the due date thereof; (D) be bound by any security deposit, tax escrow or insurance escrow which Tenant may have paid to Landlord, except to the extent such security deposit and escrowed funds are received by the Successor Landlord; or (E) be bound by any amendment or modification of this Lease or any consent by Landlord under this Lease to any sublease or assignment of Tenant’s interest in this Lease made without the Successor Landlord’s prior written consent.

24.4Notwithstanding anything to the contrary contained in Section 24, Landlord agrees to use commercially reasonable efforts to obtain a Subordination, Non‑Disturbance and Attornment Agreement (an “SNDA”) from the holder of any future Superior Mortgage on the Property on such Superior Mortgagee’s standard form; provided, however, that Landlord’s inability to obtain an SNDA from the holder of any future Superior Mortgage on the Property shall not affect this Lease or the obligations of Landlord and Tenant hereunder.

SECTION 25.DEFAULT.

25.1Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default (each an “Event of Default”) hereunder:

25.1.1Nonpayment of Base Rent or Additional Rent.  Failure by Tenant to pay any installment of Base Rent, Additional Rent or any other amount, deposit, reimbursement or sum due and payable hereunder, upon the date when said payment is due; provided, however, that on the first (1st) occasion only during any calendar year with respect to Base Rent, Landlord shall furnish Tenant with written notice of such failure and permit Tenant a five (5)-Business Day period to cure such failure.

25.1.2Intentionally Omitted.

25.1.3Other Obligations.  Failure by Tenant to perform or observe any other covenant, condition or agreement of this Lease and such failure continues, after written notice given by or on behalf of Landlord to Tenant, for more than thirty (30) days (or such longer period as may be necessary to cure such default, provided that Landlord commences such cure within the thirty (30) day period and thereafter diligently pursues the same to completion); provided, however, that if the applicable covenant, condition or agreement of this Lease provides for a shorter time period for performance, the shorter time period for performance shall apply.

25.1.4Assignment; Receivership; Attachment.  (a) The making by Tenant of any arrangement or assignment for the benefit of creditors; (b) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iii) the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days.

25.1.5Bankruptcy.  The admission by Tenant or Tenant’s guarantor (if any) in writing of its inability to pay its debts as they become due, the filing by Tenant or Tenant’s guarantor (if any) of a petition in bankruptcy seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant or Tenant’s guarantor (if any) of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant or Tenant’s guarantor (if any) in any such proceeding or, if within forty-five (45) days after the commencement of any proceeding against Tenant or Tenant’s guarantor (if any) seeking any involuntary reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation by any of Tenant’s creditors or such guarantor’s creditors, such proceeding shall not have been dismissed.

25.1.6Abandonment.  Abandonment of the Premises (as opposed to mere vacancy) by Tenant for a continuous period in excess of thirty (30) days.

25.1.7Intentionally Omitted.

25.2Remedies.  If an Event of Default occurs, Landlord shall have the following rights and remedies, in addition to any and all other rights and remedies available to Landlord in law or equity:

25.2.1Notice to Quit.  Landlord shall have the right to deliver written notice to Tenant to quit possession and occupancy of the Premises and to declare the Lease terminated.  Upon Landlord’s termination of this Lease, Tenant shall quit and peaceably surrender the Premises, and all portions thereof, to Landlord, and Landlord shall have the right to receive all rental and other income of and from the same.

25.2.2Right of Re-Entry.  Landlord shall have the right, with or without terminating this Lease, to re-enter the Premises and take possession thereof by summary proceeding, eviction, ejectment or otherwise and may dispossess all persons and property from the Premises.  Tenant’s Property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.  No re-entry or taking possession of the Premises by Landlord pursuant to this Section 25.2.2 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.  Tenant thereby waives all statutory rights, including without limitation the right to a notice to quit, notice before exercise of any prejudgment remedy, and any rights of redemption, all to the extent such rights may be lawfully waived.

25.2.3Recovery of Base Rent and Damages.  Landlord shall have the right to recover from Tenant all loss of Base Rent and other payments that Landlord may incur by reason of termination of the Lease, including, without limitation: (a) all Base Rent, Additional Rent and other sums due and payable by Tenant as of the date of termination; (b) all Base Rent and Additional Rent that would otherwise be payable for the remainder of the Term in accordance with the terms of this Lease; (c) all of Landlord’s then unamortized costs of special inducements provided to Tenant (including without limitation rent concessions, tenant construction allowances, rent waivers, above building standard Landlord’s Work, and the like); (d) the costs of collecting amounts due from Tenant under the Lease and the costs of recovering possession of the Premises (including attorneys’ fees and litigation costs); (e) the costs of curing Tenant’s defaults existing at or prior to the date of termination; (f) all Reletting Expenses (as hereinafter defined); and (g) all Landlord’s other reasonable expenditures arising from the termination. Tenant shall reimburse Landlord for all such items, and the same shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

25.2.4Acceleration of Future Rentals.  Following termination of this Lease, Landlord, at its election, may demand to be paid for its loss of Base Rent (with respect to the period following such termination) by a lump sum payment representing the then present value of the amount of Base Rent that would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the Base Rent payable hereunder) estimated as of the date of termination, and taking into account Landlord’s reasonable projections of vacancy and time required to re-lease the Premises.  Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, such amount as final damages for Tenant’s default with respect to the rents payable for the remainder of the Term as described above.  In the computation of present value, a discount at the then market discount rate as reasonably determined by Landlord shall be employed.

25.2.5Base Rent Due After Re-Entry by Landlord.  If Landlord re-enters or otherwise takes possession of the Premises without terminating this Lease (but terminating only Tenant’s right of possession in the Premises), then the Lease and Tenant’s liabilities and obligations thereunder shall survive such action.  In the event of any such termination of Tenant’s right of possession, whether or not the Premises, or any portion thereof, shall have been relet, Tenant shall pay Landlord a sum equal to the Base Rent and any other charges required to be paid by Tenant up to the time of such termination of such right of possession and thereafter Tenant, until the end of the Term, shall be liable to Landlord for and shall pay to Landlord:  (a) the equivalent of the amount of the Base Rent payable under this Lease, less (b) the net proceeds of any reletting effected pursuant to the provisions hereof after deducting all of Landlord’s Reletting Expenses.  Tenant shall pay such amounts in accordance with the terms of this Section 25.2.5 as set forth in a written statement thereof from Landlord to Tenant (the “Deficiency”) to Landlord in monthly installments on the days on which the Base Rent is payable under this Lease, and Landlord shall be entitled to recover from Tenant each monthly installment of the Deficiency as the same shall arise.  Tenant shall also pay to Landlord upon demand the actual and commercially reasonable costs incurred by Landlord in curing Tenant’s default(s) existing at or prior to the date of such termination, the cost of recovering possession of the Premises and the Reletting Expenses.  Tenant agrees that Landlord may file suit to recover any sums that become due under the terms of this Section from time to time, and all reasonable costs and expenses of Landlord, including attorneys’ fees and costs incurred in connection with such suits shall be payable by Tenant on demand.

25.2.6Certain Terms Defined.  “Reletting Alterations” shall mean all repairs, changes, improvements, alterations or additions made by Landlord in or to the Premises to the extent deemed reasonably necessary by Landlord to prepare the Premises for the re-leasing following an Event of Default; and “Reletting Expenses” shall mean the reasonable expenses paid or incurred by Landlord in connection with any re-leasing of the Premises following an Event of Default, including, without limitation, marketing expenses, brokerage commissions, attorneys’ fees, the costs of Reletting Alterations, tenant allowances and other economic concessions provided to the new tenant.

25.3Landlord’s Right to Cure Defaults.  If an Event of Default by Tenant shall occur hereunder which is not cured within the applicable cure period (if any), or Landlord reasonably determines that an emergency exists, Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Tenant.  If Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligation incurred and costs, shall be paid upon demand to Landlord by Tenant as Additional Rent pursuant to Section 6 hereof and if not so paid with interest from the date due until the date paid at the lesser of eighteen percent (18%) per annum or the maximum legal rate that Landlord may charge Tenant (the “Default Rate”).

25.4Disposition of Tenant’s Property.  In addition to Landlord’s rights under Section 25.3 hereof, Landlord shall have the right to (a) remove and store, at Tenant’s sole risk and expense, any of Tenant’s Property that is not removed by Tenant at the expiration or earlier termination of this Lease and/or (b) upon ten (10) days prior written notice to Tenant (and Tenant’s failure to pick up such Tenant’s Property within such ten (10) day period), sell such items at private or public sale for such price as Landlord at its discretion may obtain.  Landlord shall in no event be responsible for the value, preservation or safekeeping of Tenant’s Property.  Tenant shall pay to Landlord, upon demand, any and all expenses incurred in connection with the removal and storage of Tenant’s Property so long as the same shall be in Landlord’s possession or under Landlord’s control.

25.5Mitigation of Damages; Reletting of Premises.  Landlord shall have no obligation to mitigate any damages resulting from an Event of Default by Tenant under this Lease other than to use commercially reasonable efforts to rent the Premises; provided, however, that (A) Landlord shall not be obligated to solicit or entertain negotiations with a replacement tenant for the Premises unless and until Landlord obtains full and complete possession of the Premises, including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant; (B) Landlord shall not be obligated to lease or show the Premises, on a priority basis, or offer the Premises to a prospective tenant when other premises at the Property suitable for the replacement tenant’s use are (or soon will be) available; (C) Landlord shall not be obligated to lease the Premises to a replacement tenant at a rate that is less than the rate that Landlord is leasing space at the Property (on a per rentable square foot basis); (D) Landlord shall not be obligated to enter into a lease with a replacement tenant under terms, covenants and conditions that are reasonably unacceptable to Landlord, including, without limitation, a replacement tenant whose use would: (1) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Property, (2) adversely affect, in Landlord’s good faith opinion, the reputation of the Property, or (3) be incompatible, in Landlord’s good faith opinion, with the operation of the Property; and (E) Landlord shall not be obligated to enter into a lease with a replacement tenant who does not have, in Landlord’s good faith opinion, sufficient financial resources to fulfill all of the obligations required in connection with a lease of the Premises.

In attempting to relet the Premises, Landlord may perform Reletting Alterations, and Tenant upon demand shall pay the reasonable cost of the foregoing as part of the Reletting Expenses.  The rents from any reletting shall be applied first to the payment of the Reletting Expenses, and second to the payment of Rent herein provided to be paid by Tenant.  Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder.

25.6No Accord and Satisfaction.  Landlord may collect and receive any rent due from Tenant, and the payment thereof shall not constitute a waiver of or affect any notice or demand given, suit instituted or judgment obtained by Landlord, or be held to waive, affect, change, modify or alter the rights or remedies that Landlord has against Tenant in equity, at law, or by virtue of this Lease.  No receipt or acceptance by Landlord from Tenant of less than the rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement on any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to (a) recover the remaining balance of such unpaid rent, or (b) pursue any other remedy provided in this Lease.

25.7Claims in Bankruptcy.  Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater, equal to or less than the amount of the loss or damage that Landlord has suffered.  Without limiting any of the provisions of Section 25, if pursuant to the Bankruptcy Code, as the same may be amended, Tenant is permitted to assign this Lease in disregard of the restrictions contained in Section 18, Tenant agrees that adequate assurance of future performance by the assignee permitted under the Bankruptcy Code shall mean the deposit of cash security with Landlord in any amount equal to all Base Rent payable under this Lease for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the Term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed.  If Tenant receives or is to receive any valuable consideration for such an assignment of this Lease, such consideration, after deducting therefrom (a) the brokerage commissions, if any, and other expenses reasonably designated by the assignee as paid for the purchase of Tenant’s Property in the Premises, shall be and become the sole exclusive property of Landlord and shall be paid over to Landlord directly by such assignee.  In addition, adequate assurance shall mean that any such assignee of this Lease shall have a net worth indicating said assignee’s reasonable ability to pay the rent, and abide by the terms of this Lease for the remaining portion thereof applying commercially reasonable standards.

25.8Waiver of Trial By Jury.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY SUMMARY PROCESS, EVICTION OR OTHER STATUTORY REMEDY WITH RESPECT THERETO.  EACH PARTY HAS BEEN REPRESENTED BY, AND HAS RECEIVED THE ADVICE OF, LEGAL COUNSEL WITH RESPECT TO THIS WAIVER.

SECTION 26.SECURITY DEPOSIT.

26.1Simultaneously with the execution and delivery of this Lease, Tenant shall deliver to Landlord the sum identified in Section 1 of this Lease in the form of a check or wire transfer (the “Security Deposit”).  During the Term, including any extensions thereof, and for sixty (60) days after the expiration of the Term, or for so long thereafter as Tenant is in possession of the Premises (or any portion thereof) or has unsatisfied obligations hereunder to Landlord, the Security Deposit shall be held by Landlord without liability for interest and as security for the full and timely performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Tenant’s liability for damages in case of any failure by Tenant to perform any of Tenant’s covenants or obligations hereunder.  Landlord shall not be required to keep the Security Deposit separate from its other accounts, and shall have no fiduciary responsibilities or trust obligations whatsoever with regard to the Security Deposit.  Tenant shall have no right to require Landlord to so draw and apply the Security Deposit, nor shall Tenant be entitled to credit the same against Rent or other sums payable hereunder.  Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to cure or attempt to cure, in whole or in part, any failure by Tenant to perform any of Tenant’s covenants or obligations hereunder (to the extent continuing uncured beyond any applicable notice and cure period), without waiving any rights or remedies as a result of such failure.  Following any such application of the Security Deposit, Tenant shall pay to Landlord within five (5) Business Days after demand the amount so applied in order to restore the Security Deposit to its original amount, and failure to so restore within such time period shall be an Event of Default hereunder giving rise to all of Landlord’s rights and remedies applicable to an Event of Default in the payment of Rent.  If Tenant does not have any unsatisfied obligations hereunder at the termination of this Lease (or thereafter if Tenant is in possession of the Premises (or any portion thereof)), the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant within sixty (60) days thereafter.  If Landlord transfers its interest in the Premises during the Term, Landlord shall assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit.

26.2Notwithstanding anything to the contrary contained herein, provided that Tenant shall not be in an Event of Default beyond any applicable notice and grace period on the Reduction Date (as hereinafter defined), the Security Deposit shall be decreased to $65,548.00 (the “Reduced Amount”) after the fourteen (14) month anniversary of the Commencement Date (the “Reduction Date”).  Subject to the terms and conditions contained herein, Landlord shall promptly, following the Reduction Date and Tenant’s written request therefor, refund to Tenant the amount necessary to reduce the Security Deposit to the Reduced Amount.  Should Tenant be in an Event of Default beyond any applicable notice and grace period on the Reduction Date, the Security Deposit then in effect shall remain in place (without reduction) for the balance of the Term.

SECTION 27.NO LIENS.

Tenant agrees to discharge (either by payment or by filing of the necessary bond or otherwise), within fifteen (15) days after notice thereof, any mechanic’s, materialman’s or other lien or encumbrance against the Premises or the Property which arises out of any payment due for, or purported to be due for, any labor, services, materials, supplies or equipment furnished, or alleged to have been furnished, to or for Tenant.  If Tenant shall fail to so discharge such lien or encumbrance then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same (either by payment or by filing of the necessary bond or otherwise), and any payment, costs and expenses incurred by Landlord in connection therewith, including reasonable attorneys’ fees, shall be repaid by Tenant to Landlord on demand, together with interest thereon at the Default Rate.  Any claim to, or lien upon, the Premises or the Property described herein shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Premises and the Property.

SECTION 28.FINANCIAL STATEMENTS; CONFIDENTIALITY.

28.1Financial Statements.  Tenant acknowledges that the capability of Tenant to perform its financial obligations under this Lease is material to Landlord, and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations.  Tenant hereby represents and warrants to Landlord that any financial statements previously furnished to Landlord were at the time given true and correct in all material respects, and that there have been no material changes thereto as of the Effective Date.  In addition, upon request, and within ten (10) days after written notice given by or on behalf of Landlord, Tenant shall furnish Landlord with current financial statements (audited, if available, or otherwise certified as being true and correct by Tenant) reflecting Tenant’s current financial condition.

28.2Confidentiality.  In connection with Landlord's review of any non-public documents and information furnished by Tenant in connection with this Lease (including the financial statements referenced above), Landlord agrees to hold such information in confidence and not to disclose such information to third parties, other than its attorneys, accountants, prospective purchasers of the Building or the Property, partners in the Landlord entity and current or prospective mortgagees or the attorneys of any of them, or as required by law.  Landlord further agrees to inform any such attorneys, accountants, prospective purchasers of the Building or the Property, partners in the Landlord entity and current or prospective mortgagees or the attorneys of any of them that such information is confidential.

SECTION 29.NOTICES.

All notices or other communications hereunder shall be in writing and shall be deemed to have been given (A) if delivered by hand, by messenger or by an express delivery service (FedEx, UPS, etc.), then if and when delivered (or if delivery is refused, when refused) to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby), or (B) if mailed, then on the third Business Day following the date on which such communication is deposited in the United States mails, by first class registered or certified mail, return receipt requested, postage prepaid, and addressed to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby).  Notice by counsel to a party shall be deemed notice from such party.

If to Landlord:	SHIGO 10 PO Owner LLC

c/o Synergy Investments

100 Franklin Street, Suite 200

Boston, MA 02110

Attention:  Senior Director of Leasing

with a copy to:	Paul L. Baccari, Esquire

Rubin and Rudman LLP

50 Rowes Wharf

Boston, MA 02110

If to Tenant:	And before the Commencement Date, then to:

Albireo Pharma, Inc.

50 Milk Street

Boston, MA 02109

Attention:  Tom Shea, Chief Financial Officer

with a copy to:	Stephen T. Langer, Esquire

Langer & McLaughlin LLP

535 Boylston Street

Boston, MA 02116

And on or after the Commencement Date, then to:

Albireo Pharma, Inc.

10 Post Office Square

Boston, MA 02109

Attention:  Tom Shea, Chief Financial Officer

with a copy to:	Stephen T. Langer, Esquire

Langer & McLaughlin LLP

535 Boylston Street

Boston, MA 02116

SECTION 30.RULES AND REGULATIONS.

Tenant shall faithfully observe and comply with the rules and regulations, if any, as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant (“Rules and Regulations”).  If the provisions of this Lease conflict with any such Rules and Regulations then the provisions of this Lease shall control.  Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants, or conditions in any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, or any other tenant’s servants, employees, agents, visitors, invitees, or licensees.  Landlord shall not enforce the Rules and Regulations arbitrarily.

SECTION 31.QUIET ENJOYMENT.

So long as this Lease is in full force and effect, and Tenant is not in an Event of Default beyond any applicable notice and cure period, Tenant shall and may peaceably and quietly have, hold, and enjoy the Premises in accordance with this Lease for the Term free from disturbance by Landlord or anyone claiming by, through, or under Landlord.

SECTION 32.LANDLORD’S DEFAULT.

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord fails to perform or observe any obligation of this Lease and such failure continues, after written notice given by or on behalf of Tenant to Landlord, for more than thirty (30) days (or such longer period as may be necessary to cure such default, provided that Landlord commences such cure within the thirty (30) day period and thereafter diligently pursues the same to completion).

SECTION 33.Limitation of liability.

The liability of Landlord and Landlord’s Agents to Tenant (or any person or entity claiming by, through or under Tenant) under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Property shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from Landlord’s interest in the Building, together with the rents, issues, profits and proceeds thereof.  Tenant agrees to look solely to Landlord’s interest in the Building, together with the rents, issues, profits and proceeds thereof, for the recovery of any judgment against Landlord or Landlord’s Agents.  Neither Landlord nor Landlord’s Agents shall be personally liable for any such judgment, award or deficiency after execution thereon and Tenant hereby waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 33 shall apply equally and inure to the benefit of the Landlord and Landlord’s Agents, present and future advisors, beneficiaries, participants, representatives and their respective constituent partners, members, shareholders, trustees, heirs, successors and assigns.  Under no circumstances shall any present or future general or limited partner of Landlord (if Landlord is a partnership), member of Landlord (if Landlord is a limited liability company) or trustee or beneficiary (if Landlord or any partner or member of Landlord is a trust) have any liability for the performance of Landlord’s obligations under this Lease, nor shall negative capital account of any constituent partner or member in Landlord (or in a constituent member or partner of Landlord) nor any obligation of any constituent member or partner of Landlord (or in any other constituent member or partner of Landlord) to restore a negative capital account or to contribute or loan capital to Landlord (or to any constituent member or partner of Landlord), at any time be deemed to be the property or an asset of Landlord or such other constituent member or partner (and neither Tenant nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of such a member’s or partner’s obligation to restore or contribute).  Notwithstanding any contrary provision herein, neither Landlord nor Landlord’s Agents shall be liable for any injury or damage to, or interference with, Tenant’s business, including loss of profits, rents or other revenues, loss of business opportunity, loss of goodwill, loss of use, or for any form of punitive, special or consequential damages, in each case however occurring.  The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply.  Notwithstanding the foregoing, none of the provisions of this Section 33 shall be deemed to release any insurance carrier that insures Landlord’s liability to Tenant or to third parties from any obligation to make any payment to Tenant pursuant to any such insurance policy, it being agreed that any release of Landlord for any obligation to Tenant is not intended to and does not release Landlord’s insurance carrier from the obligation of paying such loss on Landlord’s behalf.  The provisions of this Section 33 shall survive the expiration or earlier termination of this Lease.

Notwithstanding anything contained in this Lease to the contrary, the obligations of Tenant under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the personal assets of, any of its officers, directors, shareholders, employees, agents or their successors or assigns.

Notwithstanding anything contained in this Lease to the contrary, except as set forth in Section 22 (Hazardous Matter) and Section 40 (Surrender of Premises; Holding Over), Landlord hereby waives its right to recover punitive, special or consequential damages, or to recover any lost profits resulting from or arising out of any act or omission by Tenant (or any party for whom Tenant is responsible).

The provisions of this Section 33 shall survive the expiration or earlier termination of this Lease.

SECTION 34.INDEPENDENT COVENANTS.

Each covenant and agreement in this Lease shall for all purposes be construed to be a separate and independent covenant or agreement, and Tenant hereby waives the benefit of any statute or case law to the contrary.  Tenant acknowledges and agrees that its covenant to pay Base Rent and Additional Rent hereunder is independent of Landlord’s obligations hereunder, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Base Rent or Additional Rent due hereunder or to terminate this Lease, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

SECTION 35.SEVERABILITY.

If any provision in this Lease or the application thereof shall to any extent be invalid, illegal or otherwise unenforceable, the remainder of this Lease, and the application of such provision other than as invalid, illegal or unenforceable, shall not be affected thereby; and such provisions of this Lease shall be valid and enforceable to the fullest extent permitted by law.

SECTION 36.WAIVER OF COUNTERCLAIMS.

If Landlord commences any summary proceeding for possession of the Premises based on an Event of Default by Tenant hereunder, Tenant hereby waives the right to interpose any non‑compulsory counterclaim of whatever nature or description in any such proceeding; provided, however, that Tenant shall have the right to bring a separate action against Landlord to the extent otherwise allowed under this Lease as long as Tenant does not attempt to have such action joined or otherwise consolidated with Landlord’s summary proceeding.

SECTION 37.COSTS AND EXPENSES.

In the event of any litigation between Landlord and Tenant to enforce or interpret any provision of this Lease or to enforce any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all actual and commercially reasonable costs and expenses incurred in connection therewith, including reasonable attorneys’ fees, through all appeals and in any bankruptcy proceedings.

SECTION 38.CONSENTS.

Where provision is made in this Lease for Landlord’s consent, and Tenant shall request such consent, and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent.  Furthermore, whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as Additional Rent, any reasonable expenses incurred by Landlord (including without limitation reasonable attorneys’ fees and costs, if any) in connection therewith.

SECTION 39.INTENTIONALLY OMITTED.

SECTION 40.SURRENDER OF PREMISES; HOLDING OVER.

40.1Upon the expiration or earlier termination of this Lease, Tenant shall promptly surrender possession of the Premises to Landlord in good order and condition and in conformity with the applicable provisions of this Lease, excepting only reasonable wear and tear, casualty and condemnation.  Tenant shall surrender to Landlord all keys, key cards, security and access codes to the Premises and make known to Landlord the combination of all combination locks which Tenant is required to leave on the Premises.  For purposes of this Lease, the phrase “reasonable wear and tear” constitutes that normal, gradual deterioration which occurs due to aging and ordinary use of the Premises despite reasonable and timely maintenance and repair, but in no event shall the aforementioned phrase excuse Tenant from its duty to keep the Premises in good order and condition and otherwise usable, serviceable and tenantable as required by this Lease.

40.2Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove (A) all Alterations that Tenant is required to remove pursuant to Section 12 of this Lease and (B) all of Tenant’s Property.  Tenant shall not remove Landlord’s Work (if any).  Tenant shall, at its sole cost and expense, repair any damage caused by the removal of Tenant’s Alterations and Tenant’s Property, and perform such other work as is reasonably necessary to restore the Premises to “move in” condition, excepting only reasonable wear and tear, casualty and condemnation.  If Tenant fails to remove any of the foregoing items or to perform any required repairs and restoration, such failure shall be deemed a holding over by Tenant under Section 40 hereof, and Landlord may (without liability to Tenant for loss thereof), at Tenant’s sole cost and expense and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (1) remove and store such items; and/or (2) upon ten (10) days prior written notice to Tenant, sell such items at private or public sale for such price as Landlord at its discretion may obtain. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s reasonable attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items and performance of any required repairs and restoration), with any remainder to be paid to Tenant.

40.3If, after the expiration or earlier termination of this Lease, Tenant fails to surrender the Premises (or any portion of the Premises) in accordance with the provisions of this Lease, such occupancy shall be that of a tenancy at sufferance, in which event Tenant shall pay Landlord (A) as liquidated damages for such holding over alone, an amount, calculated on a per diem basis for each day of such unlawful retention, equal to the greater of (1) 150% of the then current Annual Base Rent, or (2) 150% of the fair market rental for the Premises, for the time Tenant thus remains in possession, plus, in each case, all Additional Rent and other sums payable hereunder, and (B) all other damages, costs and expenses sustained by Landlord by reason of Tenant’s holding over.  Without limiting any rights and remedies of Landlord resulting by reason of the wrongful holding over by Tenant, or creating any right in Tenant to continue in possession of the Premises, all Tenant’s obligations with respect to the use, occupancy and maintenance of the Premises shall continue during such period of unlawful retention.  To the maximum extent enforceable by law, if Tenant holds over for more than thirty (30) days, Tenant covenants and agrees to exonerate, indemnify, defend, protect and save Landlord, together with (a) Landlord’s Agents and (b) Landlord’s Insured Parties, from and against any and all claims, demands, expenses, losses, suits and damages (including reasonable attorneys’ fees) as may be occasioned by reason of Tenant’s holding over, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.  The provisions of Section 40 shall survive the expiration or earlier termination of this Lease.

SECTION 41.BROKERs.

Except for the Broker(s) listed in Section 1 of this Lease, each party represents and warrants to the other that they have not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Lease, and each will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any such third person by reason of such party’s breach of their representation or warranty contained in this Lease.  Landlord will pay any commission due to the Broker(s) hereunder pursuant to its separate agreement with the

Broker(s) hereunder subject to execution and delivery of this Lease by Landlord and Tenant.  The provisions of this Section 41 shall survive the expiration or earlier termination of this Lease.

SECTION 42.OFAC LIST.

Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC List”).  Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List.  Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity in order to comply with any legal requirement or applicable laws.  Tenant acknowledges and agrees that as a condition to the requirement or effectiveness of any consent to any Transfer by Landlord pursuant to Section 18, Tenant shall cause the Transferee, for the benefit of Landlord, to reaffirm, on behalf of such Transferee, the representations of, and to otherwise comply with the obligations set forth in, this Section 42, and it shall be reasonable for Landlord to refuse to approve a Transfer in the absence of such reaffirmation and compliance. Tenant agrees that breach of the representations and warranties set forth in this Section 42 shall at Landlord’s election be a default under this Lease for which there shall be no cure.  This Section 42 shall survive the termination or earlier expiration of the Lease.

SECTION 43.GOVERNING LAW; JURISDICTION.

This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Property is located.  Tenant hereby consents to the exclusive jurisdiction of the courts of the state in which the Property is located in any and all actions or proceedings arising under this Lease, and irrevocably agrees to service of process in accordance with Section 29 above.

SECTION 44.FORCE MAJEURE.

In the event that either party shall be delayed or hindered in or prevented from the performance of actions required under this Lease, by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, or other reasons of a like nature not the fault of the party delayed in performing work or doing the acts required (each an event of “Force Majeure”), then performance of such act shall be excused for the period of the delay and the period for such party’s performance of any such act shall be extended for a period equivalent to the period of such delay.  The provisions of this Section 44 shall in no event operate to excuse either party from the prompt payment of any monetary amount or excuse performance due to lack of funds.  In any case where work is to be paid for out of insurance proceeds of condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payments, for delays in the collection of such proceeds or awards.

SECTION 45.LEASE NOT TO BE RECORDED.

Tenant agrees not to record this Lease, but, if required by applicable law in order to protect Tenant’s interest in the Premises, each party hereto agrees, on the request of the other, to execute a so-called notice of lease or memorandum of lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s attorneys.  In no event shall such document set forth the Rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms, covenants and conditions of this Lease.

SECTION 46.Lease Not Binding Until Executed and Delivered.

This Lease shall not bind either party unless and until it has been signed and delivered by Tenant (and Guarantor(s), if any), received and accepted by Landlord, and then countersigned and redelivered by Landlord to Tenant.

SECTION 47.COUNTERPARTS; ELECTRONIC SIGNATURE.

This Lease may be executed in two (2) or more counterparts, which when taken together shall constitute one and the same instrument.  The parties contemplate that they may be executing counterparts of this Lease by facsimile or PDF or other electronic means and agree and intend that a signature by facsimile or PDF or other electronic means shall bind the party so signing with the same effect as though the signature were an original signature.

SECTION 48.Entire Agreement; Amendment and Modification

.

This Lease, including all Exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, including all lease proposals, letters of intent and similar documents.  This Lease may be modified only by a written agreement signed by both Landlord and Tenant.

SECTION 49.Successors and Assigns.

The obligations of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Landlord and each successive owner of the Property shall be liable only for obligations accruing during the period of its ownership or interest in the Property, and from and after the transfer by Landlord or such successive owner of its ownership or other interest in the Property, Tenant shall look solely to the successors in title for the performance of Landlord’s obligations hereunder arising thereafter.

SECTION 50.AUTHORITY.

Each party represents, warrants and covenants to the other that (a) it is duly formed, has legal existence, is in good standing, and is qualified to do business in the state in which the Building is located, (b) it has full right, power and authority to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms, and (c) the person or persons executing this Lease on behalf of such party are duly authorized to do so.  Landlord reserves the right to require Tenant to provide Landlord with certificates of legal existence and good standing, corporate resolutions, authority documents, and such other documents as Landlord may reasonably require evidencing the foregoing.

SECTION 51.EXHIBITS.

Additional terms to this Lease, if any, are set forth in the Exhibits attached hereto, which are incorporated herein by reference as follows:

Exhibit A	Legal Description
Exhibit B	Plan of Premises
Exhibit C	Work Letter
Exhibit D	Concept Plan
Exhibit E	Building Finish Specifications
Exhibit F	Form of Commencement Agreement

SECTION 52.EXTENSION OPTION.

52.1Extension Option.  Provided that (1) Tenant shall not be in an Event of Default either at the time of the Extension Notice (as hereinafter defined) or at the commencement of the Extension Term (as hereinafter defined), and (2) Tenant has not assigned this Lease or sublet the Premises (or any portion thereof), except with respect to a Permitted Transfer in accordance with Section 18.7 above,

Tenant shall have one (1) option (the “Extension Option”) to extend the Term for an additional sixty (60) months (the “Extension Term”).  Tenant must exercise the Extension Option by providing written notice of election to Landlord (the “Extension Notice”) no more than twelve (12) months and no less than nine (9) months prior to the scheduled expiration of the Term.  The Annual Base Rent for the Extension Term shall be one hundred percent (100%) of the Fair Market Base Rent (as hereinafter defined).  All other terms of this Lease shall apply during the Extension Term.  If Tenant shall fail to send the Extension Notice within the time period herein provided, the Extension Option shall cease to exist and terminate, and Tenant shall have no further opportunity to exercise the Extension Option.

52.2Fair Market Base Rent.  As used herein, “Fair Market Base Rent” shall mean the Annual Base Rent which Landlord could reasonably expect to obtain from a third party for the Premises if Landlord put the same on the market for lease for a term corresponding to the term offered hereunder, taking into account all relevant factors, including adjustments (if any) to the base years for Operating Expenses and Taxes, and the presence or absence of tenant fit-up costs, tenant improvement allowances, rent concessions, brokerage commissions, reasonable attorneys’ fees, and the like; provided, however, that in no event shall the Fair Market Base Rent be less than the Annual Base Rent in effect during the year immediately preceding the Extension Term.

52.3Rent Proposal.  Fair Market Base Rent shall be determined as follows:  Landlord shall, within thirty (30) days after receipt of the Extension Notice propose in writing to Tenant the Fair Market Base Rent to be paid by Tenant during the Extension Term (the “Rent Proposal”).  Tenant shall have fifteen (15) days from receipt of Landlord’s Rent Proposal to either accept or reject Landlord’s Rent Proposal.  If Tenant objects to Landlord’s Rent Proposal, Tenant shall notify Landlord of such objection in writing (the “Objection Notice”).  If Tenant shall fail to send the Objection Notice within the fifteen (15) day time period herein provided, Tenant shall be deemed to have accepted Landlord’s Rent Proposal.

52.4Arbitration Process.  If Tenant delivers the Objection Notice, Landlord and Tenant shall engage in discussions regarding the Fair Market Base Rent for a period of up to thirty (30) days.  If Landlord and Tenant cannot agree within thirty (30) days, each party shall appoint a licensed real estate broker having at least ten (10) years’ experience leasing comparable commercial properties located in Downtown Boston where the Building is located (and upon the failure or refusal of Landlord or Tenant to make such appointment within twenty (20) days after the expiration of the thirty (30) day discussion period referenced above, the broker appointed by the other party shall determine the Fair Market Base Rent).  The two brokers so appointed shall endeavor to reach an agreement as to what the Fair Market Base Rent should be; and if the two brokers cannot agree in writing as to what the Fair Market Base Rent should be at least thirty (30) days prior to the beginning of the applicable Extension Term, they shall appoint a third person who is a licensed real estate broker having at least ten (10) years’ experience leasing comparable commercial properties located in Downtown Boston where the Building is located, mutually acceptable to them, to act as the third broker.  Landlord and Tenant shall each bear the cost of their respectively appointed brokers. Landlord and Tenant shall equally bear the cost of the third broker.  The third broker shall be disinterested and shall not have represented Landlord or Tenant within the past five (5) years.  The brokers selected by Landlord and Tenant shall each prepare their own determination of the figure that should be the Fair Market Base Rent (the “Proposed Determination”) and submit their respective Proposed Determinations in writing to the third broker promptly after the third broker is chosen.  The third broker shall meet with the first two brokers to review and discuss the Proposed Determination submitted by each of them, and promptly thereafter issue his or her own determination in writing to Landlord and Tenant.  The determination of the third broker shall be made on the basis of which Proposed Determination submitted by the first two brokers is closest to what the third broker believes the Fair Market Base Rent should be, and such determination of the third broker must be made only by his or her selecting one of the Proposed Determinations previously submitted in writing by the first two brokers.  The determination of the third broker (or the determination mutually agreed to by the first two brokers, if such written agreement is reached by them before the selection of a third broker is required) shall be binding and conclusive on Landlord and Tenant.

52.5Lease Amendment.  In the event Tenant properly exercises its Extension Option as described herein, Landlord and Tenant shall execute and deliver a confirmatory amendment to this Lease containing all of the terms and conditions of the Extension Term.  The failure by either party to enter into such an amendment shall not affect the validity of any exercise by Tenant of its option hereunder.

52.6No Transfer.  Except with respect to a Permitted Transfer in accordance with Section 18.7 above, Tenant may not assign or otherwise transfer its interest or rights under Section 52, and any such purported transfer or attempted transfer shall be null and void, without effect, and shall terminate Tenant’s rights under Section 52.

[Remainder of Page Intentionally Left Blank.  Signature Page to Follow.]

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on date first set forth above.

Landlord:

SHIGO 10 PO Owner LLC,

a Delaware limited liability company

By:	/s/	David Greaney
David Greaney, Authorized Person

Tenant:

ALBIREO PHARMA, INC.,

a Delaware corporation

By:	/s/ Thomas Shea
Name:	Thomas Shea
Title:	CFO
Hereunto duly authorized

[counterpart signature page]

EXHIBIT A

LEGAL DESCRIPTION

(CONSISTING OF 3 PAGES, INCLUDING THIS PAGE)

PARCEL ONE: 10 Post Office Square (Registered and Recorded Land)

That certain parcel of land situated in Boston, in the County of Suffolk and the Commonwealth of Massachusetts, bounded and described as follows:

NORTHERLY	on Water Street two hundred thirty-three and 44/100 (233.44) feet;

EASTERLY	on Kilby Street fifty-one and 76/100 (51.76) feet;

SOUTHERLY	on land formerly of Post Office Square Company by a line running through the partition wall fifty and 21/100 (50.21) feet;

WESTERLY	on the same sixteen-hundredths (16/100ths) of a foot;

SOUTHERLY	in part on the same seven and 87/100 (7.87) feet; and in part on another parcel of land thirty seven and 28/100 (37.28) feet;

EASTERLY	on said other parcel twenty-eight and 28/100 (28.28) feet;

SOUTHERLY	on land formerly of Post Office Square Company seventy-four and 9/100 (74.09) feet;

SOUTHWESTERLY	on the same twenty-four and 92/100 (24.92) feet;

SOUTHEASTERLY	on the same seventeen and 63/100 (17.63) feet; and

WESTERLY	on Post Office Square ninety-six and 79/100 (96.79) feet.

Included in the above are three parcels of Registered Land and being shown as Lot B on Land Court Plan 9550D, with Certificate of Title No, 26968, the land shown on Land Court Plan 13639A, filed with Certificate of Title No. 26757 and the land shown on Land Court Plan 13751A, filed with Certificate of Title No. 26758.

PARCEL TWO: Ten Post Office Square (Registered Land)

That certain parcel of land situated in Boston, in the County of Suffolk and the Commonwealth of Massachusetts, bounded and described as follows:

SOUTHWESTERLY	by the northeasterly line of Post Office Square, one hundred fifty-six and 18/100 (156.18) feet;

WESTERLY	by land now or formerly of Massachusetts Bonding and Insurance Company, seventeen and 63/100 (17.63) feet;

NORTHERLY	by lands of said Massachusetts Bonding and Insurance Company and of Geo. Neiley et al., Trustees, ninety-nine and 01/100 (99.01) feet;

EASTERLY	two and 12/100 (2.12) feet;

NORTHERLY	forty-eight (48.00) feet;

WESTERLY	seven and 70/100 (7.70) feet;

SOUTHERLY	seven and 60/100 (7.60) feet;

SOUTHWESTERLY	four and 85/100 (4.85) feet;

WESTERLY	eighteen and 66/100 (18.66) feet;

NORTHWESTERLY	four and 07/100 (4.07) feet; and

NORTHERLY	seven and 87/100 (7.87) feet by land now or formerly of W.B. Henderson et al, Trustees, and Post Office Square Company;

EASTERLY	on the same 16/100 (.16) feet; and

NORTHERLY	fifty and 21/100 (50.21) feet (the latter line running through the middle of a twenty inch partition wall) on land now or formerly of W.B. Henderson et al, Trustees;

EASTERLY	by Kilby Street, forty-one and 19/100 (41.19) feet;

SOUTHEASTERLY	by land now or formerly of Boston Mutual Life Insurance Company, the line running through a brick wall, fifty-six and 60/100 (56.50) feet;

EASTERLY	three and 29/100 (3.29) feet; and

SOUTHERLY	eleven and 28/100 (11.28) feet by said Boston Mutual Life Insurance Company land;

EASTERLY	by said Insurance Company land, and by land now or formerly of Boston Insurance Company fifty-six and 84/100 (56.84) feet;

NORTHERLY	four and 95/100 (4.95) feet; and

EASTERLY	fifty and 8/100 (50.08) feet (the latter line running through a brick partition wall) on land now or formerly of said Boston Insurance Company; and

SOUTHEASTERLY	by the northwesterly line of Milk Street ninety-four and 78/100 (94.78) feet.

Said lot is shown as Lot One (1) on a subdivision plan drawn by William S. Crocker, Civil Engineer, dated March 10, 1951, as approved by the Court, filed in the Land Registration Office as Plan No. 9550E, a copy of a portion of which is filed with Certificate of Tile No. 53711.

PARCEL THREE: Air Shaft Parcel (Registered and Recorded Land)

That certain parcel of land situated in Boston, Suffolk County, Massachusetts, bounded and described as follows:

NORTHERLY	by land now or formerly of Water Street Company thirty-seven and 28/100 (37.28) feet;

WESTERLY	by the same (partly by the end of a way 10 feet wide) and by land formerly of Post Office Square Company thirty and 40/100 (30.40) feet; and

SOUTHERLY	forty-eight (48) feet;

EASTERLY	seven and 70/100 (7.70) feet;

NORTHERLY	seven and 60/100 (7.60) feet;

NORTHEASTERLY	four and 85/100 (4.85) feet;

EASTERLY	eighteen and 66/100 (18.66) feet; and

SOUTHEASTERLY	four and 07/100 (4.07) feet.

Containing approximately one thousand two hundred three (1,203) square feet and being shown as “W.B. Henderson et al, Trustees and Post Office Square Co.” on a plan by William S. Crocker, Civil Engineer, dated March 10, 1951, filed with the Land Registration Office in Boston as Land Court Plan No. 9550E.

EXHIBIT B

PLAN OF PREMISES

KILBY STREET
WATER STREET
POST OFFICE SQUARE
LOBBY
METER ROOM
FAN ROOM

PREMISES

SYNERGY INVESTMENTS

PREMISES PLAN	DATE JANUARY 06, 2017	FLOOR 05	ADDRESS 10 POST OFFICE SQUARE, BOSTON MA	DYERBROWN — Dyer Brown Architects, dyerbrown.com — One Winthrop Square, Boston, MA 02110-1209 — T 617 426 1660, F 617 426 2187

Dyer Brown & Associates, Inc. - ©2017 ALL RIGHTS RESERVED - PLOTTED:

EXHIBIT C

WORK LETTER

Landlord, at Landlord’s sole cost and expense, shall perform the work shown on the Concept Plan, which work shall include the following items to the extent not already shown on the Concept Plan:

1.	Exposed hard ceiling in all open areas and Building Standard 2x2 suspended in rooms.
2.	2x2 LED drop in lights in rooms; linear pendants in open areas.
3.	Electrical to include all lighting, furniture power, and one floor core in conference room.
4.	LVT plank flooring throughout open areas (non-Building Standard) with Building Standard carpet tile in office/meeting/conference rooms.
5.	Butt glazed glass in conference rooms and offices.
6.	All new wood doors (glass inserts in offices and conference).
7.	Finishes to match 5th floor spec suite across hall from the Premises.
8.	New Wolf kitchen cabinets and solid surface counters with under mount sink and stainless faucet (non-Building Standard).
9.	New paint throughout including hard ceiling.
10.	New 4" vinyl cove base throughout.

NOTE:	Tenant responsible for appliances, tel/data, a/v and security/card reader system (if applicable).

EXHIBIT D

CONCEPT PLAN

WALL NEEDS TO BE FURRED OUT 6"
DUCTWORK NEEDS TO REMAIN
GWB OR DROPPED CEILING TO BE INSTALLED AT THIS LOCATION
SIGNAGE
PANTRY
TV
IT CLOSET
MEETING ROOM
ART WALL
COPY/PRINT
COATS
RECEPTION AREA
OFFICE
COLLABORATION AREA
OFFICE
OFFICE
WORKSTATIONS: 18
CONF RM
CONF RM
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
0'
4'
8'
16'
Scale: 1/8" = 1'-0"

SYNERGY INVESTMENTS

DATE	CLIENT	PROJECT
	SYNERGY INVESTMENT	
NO.	TITLE	

DYER BROWN
DYER BROWN ARCHITECTS | DYERBROWN.COM

EXHIBIT E

Building finish specificationS

(CONSISTING OF 3 PAGES, INCLUDING THIS PAGE)

Finish Specification

Building Standards

100 Franklin Street, Suite 200

Boston, MA,

02110

Tenant Standards

*The specified standards below are to be met, where applicable on the new tenant improvement work. Existing conditions to remain and/or be matched unless otherwise noted in the lease agreements.

Wall Construction

•	New Interior walls shall be constructed of 2 1/2" of 3 5/8” metal studs with 5/8” gypsum wallboard on both sides
•	Interior walls shall extend to 6” above the ceiling grid
•	New Conference Room walls shall extend to the underside of structure above with 5/8” gypsum board on each side and 3 1/2” fiberglass insulation between studs
•

New demising and corridor walls shall be constructed of 3-5/8” mental studs with 5/8” gypsum board on each side and 3-1/2” fiberglass Insulation between studs. Walls to extend to the underside of structure above.

Walls to be fire rated as required by code.

Lighting

Suspended ceilings will receive 2’x2’ and/or 2’x4’ ZR Series (or equivalent) LED drop in fixtures - Color: White

Exposed/hard ceilings will receive 4’ and/or 8’ suspended pendant lighting - Color: White

Manufacturer: Alera Curv, Arcos or equivalent - Color: White

Suspended Ceilings

Ceiling Tile: White USG: 4221 or equivalent 2x2 or 2x4

Ceiling Grid: White 15/16” Suspension Grid System

*Ceiling grid and tiles may vary when matching existing or existing is to remain

Electrical

•	(2) receptacles per office
•	Receptacles for Office Equipment up to 3 locations
•	One electrical duplex receptacle shall be provided at 20’-0” on center in corridors.
•	GFCI Outlets in Kitchen/wet areas

All tel/data wiring above ceiling must be plenum rated and is to be provided by tenant.

Doors

•	Solid core paint grade wood slabs typical dimension 3’-0” x 7’-0”
•	Frames to be H.M. knockdown type
•	Hardware to be satin nickel or similar standard finish
•	Passage sets for closets, storage areas, kitchens, conference rooms and offices –

Cylindrical Lockset with Master Key System for suite entry doors

Finish Specification

Building Standards

100 Franklin Street, Suite 200

Boston, MA,

02110

Carpeting

Manufacturer/product information: Mohawk Quick Ship Modular Carpet Tile – selection TBD

Comment: Open office areas, private offices, phone rooms, meeting rooms and conference rooms shall receive Synergy building standard carpet tile, using standard installation patterns

Vinyl Composite Tile (VCT)

Manufacturer/product information: Armstrong Standard Excelon 12’x12’ – selection TBD

Comment: Kitchen/break rooms, copy rooms, server rooms , and janitor closets shall receive 12”x12” vinyl composite tile

Wall Base

Manufacturer/product information: Johnsonite 4” Vinyl Cove Base – selection TBD

Paint

Manufacturer/product information: Benjamin Moore – selection TBD

Comment: All painted surfaces to receive (1) coat of primer and (2) coats of finish. Up to 3 wall colors (Locations TBD on Final plans)

Millwork

Cabinet Manufacturer/product information: Wolf Home Products Model: Dartmouth – selection TBD

Layout as Determined on Final Plans.

Doors and drawer hardware to be standard wire pulls

Laminate Counter Top

Manufacturer/product information: Wilsonart High Pressure Laminate Standard Designs – selection TBD

Tenant Responsibilities

•	Furniture and associated wires, conduits, whips and connections
•	Appliances
•	Tel/Data Equipment, associated labor and materials for all cabling and conduit
•	Floor coring/floor boxes to supply power/data to tenant furniture or equipment
•	Audio Visual/Media Equipment devices and associated mounting and/or cabling
•	Server room Cooling
•	Electronic Security systems including:

- Surveillance equipment and associated mounting and/or cabling

- Proximity readers and associated cabling and/or mounting

- Door release buttons and associated cabling and/or mounting including fire alarm tie-in if required

- Electronic door locks and associated wiring

EXHIBIT F

FORM OF COMMENCEMENT AGREEMENT

(CONSISTING OF 3 PAGES, INCLUDING THIS PAGE)

THIS COMMENCEMENT AGREEMENT (this “Commencement Agreement”) is entered into by and between SHIGO 10 PO Owner LLC, a Delaware limited liability company (“Landlord”) and Albireo Pharma, Inc., a Delaware corporation (“Tenant”) as of ____________________, 20__.

W I T N E S S E T H    T H A T:

WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement dated as of ____________________, 2017 (the “Lease”);

WHEREAS, the Lease relates to the premises (the “Premises”) measuring approximately 5,116 rentable square feet located on the fifth (5th) floor of the South Tower of the building known and numbered as 10 Post Office Square, Boston, MA (the “Building”); and

WHEREAS, Landlord and Tenant wish to memorialize their understanding with respect to the Commencement Date and certain other terms set forth in the Lease.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	The Commencement Date is [insert date].
2.	The Expiration Date is [insert date].
3.	Payment of Base Rent as set forth in Section 1 of the Lease shall commence in full force and effect as of [insert date].
4.

Payment of (a) Tenant’s Share of Tax Increases as set forth in Sections 1 and 6 of the Lease shall commence in full force and effect as of July 1, 2018 and (b) Tenant’s Share of Expense Increases as set forth in Sections 1 and 6 of the Lease shall commence in full force and effect as of January 1, 2018.

5.	Tenant has paid pre-paid rent in the amount of $[insert amount], which shall apply to the period starting on [insert date] and ending on [insert date].
6.	Tenant has placed with Landlord a [security deposit / letter of credit] in the amount of $[insert amount].

7.Tenant hereby confirms the following as of the date hereof:

a.	That Landlord has delivered, and Tenant has accepted, possession of the Premises pursuant to the terms of the Lease.
b.

That, to the best of Tenant’s actual knowledge based on a visual inspection, all conditions under the Lease to be satisfied by Landlord as of the date hereof (including, without limitation, all work to be performed by Landlord in the Premises and all allowances or monies to be paid to or for the benefit of Tenant) have been satisfied.

8.

This Commencement Agreement, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.

9.	Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

[Remainder of Page Intentionally Left Blank.  Signature Page to Follow.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Commencement Agreement to be executed as of the date set forth above.

Landlord:

SHIGO 10 PO Owner LLC,

a Delaware limited liability company

By:
David Greaney, Authorized Person

Tenant:

ALBIREO PHARMA, INC.,

a Delaware corporation

By:
Name:
Title:
Hereunto duly authorized

[counterpart signature page]